UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 28, 2010

A.G. Volney Center, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52269	13-4260316
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Dachang Hui Autonomous County Industrial Park
Hebei, 065300 People’s Republic of China
(Address of principal executive offices)

Telephone – +86 316 8864783

(Former Address)
124 Lincoln Avenue South
Liverpool, New York  13088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	Our ability to produce cold rolled steel at a profitable margin;

•	the impact that a downturn or negative changes in the steel market may have on sales;

•	our ability to obtain additional capital in future years to fund our planned expansion;

•	economic, political, regulatory, legal and foreign exchange risks associated with our operations; or

•	the loss of key members of our senior management and our qualified sales personnel.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to the report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

•
the “Company,” “we,” “us,” and “our” refer to the combined business of (i) A.G. Volney Center, Inc. or “AG Volney,” a Delaware corporation, (ii) Gold Promise Group (Hong Kong) Co., Limited, or “Gold Promise,” a Hong Kong limited company and wholly-owned subsidiary of AG Volney,  (iii) Hebei Anbang Investment Consultation Co., Ltd., or “Hebei Consulting,” a Chinese limited company and wholly-owned subsidiary of Gold Promise, and (iv) Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd., or “Buddha,” a Chinese limited company which is effectively and substantially controlled by Hebei Consulting through a series of captive agreements, as the case may be;

•	“BVI” refers to the British Virgin Islands;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

•	“PRC,” “China,” and “Chinese,” refer to the People’s Republic of China (excluding Hong Kong and Taiwan);

•	“Renminbi” and “RMB” refer to the legal currency of China;

•	“Securities Act” refers to the Securities Act of 1933, as amended; and

•	“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States.

In this current report we are relying on and we refer to information and statistics regarding the steel industry and economy in China and that we have obtained from various cited government and institute research publications. Much of this information is publicly available for free and has not been specifically prepared for us for use or incorporation in this current report on Form 8-K or otherwise. We have not independently verified such information, and you should not unduly rely upon it.

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 28, 2010, we entered into and closed a share exchange agreement, or the Share Exchange Agreement, with Gold Promise Group (Hong Kong) Co., Limited, or “Gold Promise,” the shareholders of Gold Promise, Joseph C. Passalaqua, Carl E. Worboys and Dachang Hui Autonomous County Baosheng Steel Products  Co., Ltd., or “Buddha,” pursuant to which we acquired 100% of the issued and outstanding capital stock of Gold Promise in exchange for 10,000 shares of our Series A Convertible Preferred Stock (Series A Preferred Stock), which constituted 98.75% of our issued and outstanding capital stock on an as-converted to common stock basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

The foregoing description of the terms of the Share Exchange Agreement is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 2.1 to this report, which are incorporated by reference herein.

ITEM 2.01

COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On April 28, 2010, we completed an acquisition of Gold Promise pursuant to the Share Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Gold Promise is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

As a result of the acquisition, our consolidated subsidiaries include Gold Promise, our wholly-owned subsidiary which is incorporated under the laws of Hong Kong, Hebei Anbang Investment Consultation Co., Ltd., or “Hebei Consulting,” a wholly-owned subsidiary of Gold Promise which is incorporated under the laws of the PRC, and Buddha, a limited liability company incorporated under the laws of the PRC which is effectively and substantially controlled by Hebei Consulting through a series of captive agreements.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on April 28, 2010, we acquired Gold Promise in a reverse acquisition transaction.  Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10.  Please note that the information provided below relates to the combined enterprises after the acquisition of Gold Promise, except that information relating to periods prior to the date of the reverse acquisition only relate to Gold Promise and its consolidated subsidiaries unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Business Overview

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. (Buddha) was established in 1999 in Hebei province, Northern China.  Buddha is a leading producer and vendor of high value-added, ultra-thin precision cold rolled steel products.  Buddha’s cold rolled steel is specially engineered and manufactured using state of the art machinery according to the highest quality standards, and our premium products are tailor-made to customers’ individual requirements.  Buddha’s steel is further processed by downstream manufacturers and incorporated into a wide variety of end products including automobiles, home appliances, packaging, and specialized construction materials among others.  Buddha’s production facilities occupy more than 47 acres and include 96 annealing furnaces and 17 lines: 13 cold-rolling mills, 1 tin-plate sheet mill, and 3 leveler stretchers.  We employ over 900 employees.

In 2009, we produced 446,000 MT of steel products, a capacity utilization rate of 95%.  As of 2009, we had the capacity to produce 465,000 MT of cold rolled steel assuming our 2009 product mix.  Our capacity tonnage can vary significantly depending on the types of products produced, and we strive to maximize profit by producing the largest tonnage of product with the highest margin available to us.  Our products range in thickness from fractions of millimeters to 7.5mm and can be up to 1450 mm in width.  The production process begins with our major raw material, hot-rolled steel coils, which we clean, anneal and then stretch in a cold-rolling mill to the desired specifications.

We sell products primarily in China, but our distribution network also covers a diverse export market.  Approximately 19% of 2009 sales were eventually further processed abroad, and our major export markets include Africa and Southeast Asia.

Our Corporate History and Background

A.G. Volney Center, Inc. was originally incorporated under the laws of the State of Delaware on March 6, 1997 under the name Lottlink Technologies, Inc.  From December 1997 until July 2003, the Company’s charter was suspended for non-payment of franchise taxes.  In July 2003, the company’s charter was renewed and its certificate of incorporation was amended to change its name to A.G. Volney Center, Inc.  Prior to our reverse acquisition of Gold Promise, AG Volney was primarily in the business of purchasing and reselling clothing overruns and excess inventory and was in the development stage and had commenced only limited business operations, and was looking to find a suitable merger candidate and/or alternative financing.

On October 19, 2006, AG Volney filed a Registration Statement on Form 10SB (File No.: 0-52269) with the Securities and Exchange Commission, or the SEC, to register our common stock under Section 12(g) of the Exchange Act.  The Registration Statement went effective by operation of law on December 18, 2006, at which point we became a reporting company under the Exchange Act.

As a result of our reverse acquisition of Gold Promise, we are no longer a shell company and active business operations were revived.  We plan to amend our Certificate of Incorporation to change our name to “Buddha Steel, Inc.” to reflect the current business of our company.

Acquisition of Gold Promise Limited

On April 28, 2010, we completed a reverse acquisition transaction through a share exchange with Gold Promise and its shareholders, or the Shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Gold Promise in exchange for 10,000 shares of our Series A Preferred Stock which constituted 98.75% of our issued and outstanding capital stock on a as-converted basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Gold Promise became our wholly-owned subsidiary and the former shareholders of Gold Promise became our controlling stockholders.  The share exchange transaction with Gold Promise and the Shareholders was treated as a reverse acquisition, with Gold Promise as the acquirer and AG Volney as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Gold Promise and its consolidated subsidiaries.

Immediately prior to the Share Exchange, the common stock of Gold Promise was owned by the following persons in the indicated percentages: Crowning Elite Limited (a BVI company) (66.44%); Meng Li (9.62%); Yonghe Guo (5.01%); Shaochen Hu (5.01%); William H. Luckman (6.96%); and Joseph J. Meuse (6.96%).  Xi Chen, a Canadian passport holder, owns 100% of the capital stock of Crowning Elite Limited.  Hongzhong Li, our Chief Executive Officer and the majority shareholder and chairman of Buddha, is also the sole director of Crowning Elite Limited.

Hongzhong Li has entered into a call option agreement (the “Call Option Agreement”) with Xi Chen, a Canadian passport holder and the sole shareholder of Crowning Elite Limited, our principal shareholder after the reverse acquisition.  Under the Call Option Agreement, Mr. Li has the right to acquire up to 100% or the shares of Crowning Elite Limited for fixed consideration, with such option vesting over three years.  The Call Option Agreement also provides that Mr. Chen shall not dispose any of the shares of Crowning Elite Limited without Mr. Li’s consent.

Hongzhong Li has also entered into an entrustment agreement (“Entrustment Agreement”) with Xi Chen, the sole owner of Crowning Elite Limited, under which Mr. Li is authorized to exercise all shareholders’ and voting rights with respect to Crowning Elite Limited in accordance with its Memorandum and Articles of Association and the parameters of BVI law.  In addition, pursuant to the Entrustment Agreement, the Mr. Li has the right to operate and manage, and designate and appoint all of the directors and senior officers of, Crowning Elite Limited, and Xi Chen has agreed to waive all the voting and related rights associated with his shareholdings in Crowning Elite Limited and to procure the consent of Mr. Li before taking certain actions which would affect Mr. Li’s interest under the Entrustment Agreement.

As a result of his control of Crowning Elite Limited, Hongzhong Li, our Chief Executive Officer, may be considered the beneficial owner of a majority of the capital stock and voting power of AG Volney, as well as Buddha.

Immediately following closing of the reverse acquisition of Gold Promise, the shareholders of Gold Promise transferred 128 of the 10,000 shares of Series A Preferred Stock issued to them in the Share Exchange to certain persons who provided services to Gold Promise and its subsidiary and controlled affiliate.

Upon the closing of the reverse acquisition, David F. Stever, our President, CEO, CFO and a director, and Samantha M. Ford, our Secretary and a director, each submitted a resignation letter pursuant to which they resigned from all offices that they held effective immediately and from their positions as our directors that will become effective on the tenth day following the mailing by us of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  In addition, our board of directors on April 28, 2010, increased the size of our board of directors to three directors and appointed Hongzhong Li, Zhenqi Chen and Xianmin Meng to fill the vacancies created by such resignations and increase in the size of the board, which appointments will become effective upon the effectiveness of the resignations of David F. Stever and Samantha M. Ford on the tenth day following the mailing by us of the Information Statement to our stockholders.  In addition, our executive officers were replaced by Buddha’s executive officers upon the closing of the reverse acquisition as indicated in more detail below.

As a result of our acquisition of Gold Promise, we now own all of the issued and outstanding capital stock of Gold Promise, which in turn owns all of the issued and outstanding capital stock of Hebei Consulting.  In addition, we effectively and substantially control Buddha through a series of captive agreements with Hebei Consulting.  Buddha is principally engaged in the production of cold-rolled steel products in the PRC.

Gold Promise was established in Hong Kong on January 8, 2010 to serve as an intermediate holding company.  Hebei Consulting was established in the PRC on April 2, 2010.  Buddha, our operating affiliate, was established in the PRC on September 9, 1999.  On March 29, 2010, the local government of the PRC issued a certificate of approval regarding the foreign ownership of Hebei Consulting by Gold Promise, a Hong Kong entity.

On April 2, 2010, prior to the reverse acquisition transaction, Hebei Consulting and Buddha and its shareholders entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which Buddha became Hebei Consulting’s contractually controlled affiliate.  The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements included:

(1)	A Consulting Services Agreement through which Hebei Consulting has the right to advise, consult, manage and operate Buddha and collect and own all of the net profits of Buddha;

(2)
an Operating Agreement through which Hebei Consulting has the right to recommend director candidates and appoint the senior executives of Buddha, approve any transactions that may materially affect the assets, liabilities, rights or operations of Buddha, and guarantee the contractual performance by Buddha of any agreements with third parties, in exchange for a pledge by Buddha of its accounts receivable and assets;

(3)
a Voting Rights Proxy Agreement under which the owners of Buddha have vested their collective voting control over Buddha to Hebei Consulting and will only transfer their equity interests in Buddha to Hebei Consulting or its designee(s);

(4)
an Option Agreement under which the owners of Buddha have granted to Hebei Consulting the irrevocable right and option to acquire all of their equity interests in Buddha or, alternatively, all of the assets of Buddha; and

(5)
an Equity Pledge Agreement under which the owners of Buddha have pledged all of their rights, titles and interests in Buddha to Hebei Consulting to guarantee Buddha’s performance of its obligations under the Consulting Services Agreement.

The foregoing description of the terms of the Consulting Services Agreement, the Operating Agreement, the Voting Rights Proxy Agreement, the Option Agreement and the Equity Pledge Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to this report, respectively, which are incorporated by reference herein.

See “Related Party Transactions” for further information on our contractual arrangements with these parties.

Because of the common control between Gold Promise, Hebei Consulting and Buddha, for accounting purposes, the acquisition of these entities has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities.  The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

Our Corporate Structure

All of our business operations are conducted through our Hong Kong and Chinese subsidiaries and controlled affiliate.  The chart below presents our corporate structure:

Our Industry:

The following industry information has been obtained from various market research reports and publicly available sources. We believe this information to be current and reliable.

The Chinese Economy

Demand for our products is driven in line with macroeconomic industrial growth both globally and in the PRC.  As our end products range from automobiles to appliances, general economic growth underlies our success, especially in China.  PRC macroeconomic growth has been strong and positive in recent years, and GDP grew at a rate of 8.7% in 2009, reaching US$4.9 trillion.  Due to job creation and wage increases from various economic stimulus packages and increased lending in 2009, The Economist Corporate Network forecasts growth in the PRC economy will reach 9.3% in 2010.

The secondary sector of the economy in which we operate has maintained strong positive growth as well:

The Steel Market:

China is the largest steel producing country in the world. According to the World Steel Association, in 2008, global steel output was 1.3B tons, of which China accounted for 38%.

The pie chart below shows shares of global output by production region for 2008.

Growth in the steel market has recently been driven by PRC demand, and China has been the largest producing steel country since the mid 1990s.  The PRC accounted for roughly 34% of total global steel demand in 2006, and PRC demand for steel has grown at a CAGR of 19.18% in recent history.  Chinese steel production is forecast to grow by 7.3% in 2010, reaching new all time highs through 2011, and maintain positive growth in the future.

Cold Rolled Steel Market:

Our products, custom ultra thin cold-rolled steel sheets and coils, are a vital component in a variety of industrial products, including but not limited to roofing, appliances, telecommunications equipment, motor vehicles and motor vehicle parts and accessories.  Demand for high precision steel in PRC end product manufacturing markets is projected to grow in the foreseeable future, and we believe we are well positioned to benefit from this growth.

Due to lack of quality manufacturing facilities and capability, the PRC has been a net importer of ultra thin cold-rolled steel products. To meet demand, manufacturers have imported precision steel products from countries with more developed high end steel capacity.  China’s production of cold rolled steel has responded to market demand by growing robustly as domestic producers have moved up the value chain.  Market research reports estimate that the market for cold rolled steel has grown at nearly 20% per annum in recent years.  PRC cold rolled production is anticipated to experience sustained strong growth in the near future.

Our Competitive Advantages

We believe that we posses the following competitive advantages that allow us to maintain our strong market position and will aid our profit growth in the future:

Excellent reputation and rich experience as Hebei’s leading manufacturer of precision cold-rolled narrow strip steel:

We are the largest manufacturer in Hebei of high precision cold-rolled narrow strip steel. Hebei is the largest steel producing province in China.  We have a majority of repeat and long term customers and are recognized as a market leader in top quality, competitive price, reliability and consistent delivery.  We constantly strive to move up the value chain and provide our customers tailor made products at their specifications and quality they demand.  We believe we will continue to solidify this position and consolidate market share.

We have strong historical growth:

From 2007 through 2009, our revenues have grown at an annualized rate of 28% and we have increased sales of more profitable product lines so that our profit nearly doubled from 2008 to 2009.  We intend to continue this growth by expanding our processing capacity of only the highest margin products and increasing our bottom line.

Lower than industry average cost structure:

The steel industry in China is dominated by small lower end private manufacturers and large State Owned Enterprises with large pension and employment obligations.  Our status as a leading private manufacturer of customized, high-end niche product affords us higher than industry margins and what we believe to be long term sustainability and growth opportunities.

Capital intensive industry presents barriers to competitor entry:

Ultra-thin, high-precision cold-rolled steel products require a significant investment of capital and technical know-how in order to be profitably exploited.  Potential new competitors would be subject to the requirements of a highly technical and capital intensive industry in order to be successful.

Diverse customer and end product base:

Our products serve a broad range of markets and industries which insulate us from concentration risk.  We serve the automotive, construction, appliance manufacturing, and telecommunications industries among others.  Market pressures in one segment of our downstream customers may be softened by sustained demand in the others.

Superior management of commodity price fluctuations:

Our principal raw material, hot-rolled steel, accounts for the vast majority of our COGS. Due to our inventory systems and controls and sales model, we are able to protect ourselves to some degree from commodity exposure.  We believe we are able to mitigate the results of a volatile commodity market on our profits through our diligent management and low inventory.

Our Growth Strategy

Chinese demand for cold-rolled steel products has increased at a rate of nearly 20% annually in recent years.  We believe demand for high quality cold-rolled steel products will continue to grow domestically and globally, thus affording us opportunity to grow and expand our business operations. Our growth strategy is primarily focused on increasing production capacity of highest margin products, ultra thin cold rolled strips and sheets.

We intend to pursue the following strategies to achieve our goal:

1)	According to capital availability, expand new production lines that will increase capacity of ultra-thin cold-rolled steel.
2)	Identify and acquire high quality producers at favorable valuations to capitalize on economies of scale, as well as increasing our market share.
3)	Expand export revenues to emerging markets including but not limited to Southeast Asia, Africa and Latin America.
4)
Focus research and development on advancing processing techniques to develop more sophisticated products that command higher margins, and continue to improve margins through increased efficiencies in our production process.

Our Products:

Our major products include cold-rolled sheet, tin-plate sheet, and narrow cold-rolled steel strip.  Products are typically made to meet the custom size specifications of our clients.  Our production facilities have the capacity to produce a large range of different widths and thicknesses, ranging from 350 mm up to 1450 mm and as thin as 0.15 mm up to 0.6 mm respectively.

Buddha’s Products

We have steadily increased margins of our products and production of higher margin products:

	2009		2008		2007
Product Category	Margin	% of Sales	Margin	% of Sales	Margin	% of Sales
Black Strip	4.4%	13.1%	5.3%	22.2%	4.3%	42.3%
Welded Pipe	3.7%	0.1%	3.8%	0.7%	2.5%	1.7%
Bright Strip	4.2%	11.0%	5.5%	13.8%	4.1%	15.1%
Cold Rolled Sheet	8.1%	15.1%	7.5%	14.4%	5.1%	8.6%
Cold Rolled Coil	8.5%	53.8%	8.5%	43.6%	5.8%	27.6%
Tin-Plated Sheet	8.9%	5.3%	8.6%	4.1%	6.8%	1.8%
Others	3.8%	1.5%	3.7%	1.2%	2.8%	2.9%
Total	7.4%	100.0%	7.2%	100.0%	4.7%	100.0%

Welded pipe production has been phased out, and we are pursuing new techniques to produce a variety of higher margin alloyed and plated ultra thin products.

Our end customers further process the cold rolled sheet to produce a diverse range of products and product components including automobile parts, farm equipment, shipping harnesses, air conditioners, refrigerators, washing machines, and other home appliances.  We estimate that the end products manufactured from our steel are roughly distributed as follows:

Raw Materials

The principal raw material used in our products is hot-rolled coil and hot-rolled steel strips.  In 2009, hot rolled coil and hot rolled steel strips accounted for more than 80% of our production costs.  We purchase our hot-rolled coil and hot-rolled steel strips from a number of sources and are not dependent on any single supplier.

Supplier	Raw Material Purchase (USD)
Sinosteel Company	66,731,453
Tangshan Guofeng Steel Company	45,019,911
Sinolight Materials Company	11,187,376
Hebei Jinxi Steel Company	7,439,541
Shandong Haixin Board Industrial Co.	3,491,968
Tangshan Ruifeng Steel Company	2,254,575

With larger suppliers, we often secure yearly contracts to ensure a steady supply of hot rolled raw materials, with flexible pricing based on movements in the spot price.  Smaller suppliers are generally on an as needed basis with purchases made at market price for the day.

Sales Channels

We sell our products based on customer specifications and demand.  Currently we have more than 400 customers of which more than 50% are repeat buyers.  These customers can be divided into two groups, direct manufacturers and trading companies.  Margins for sales to direct manufacturers are higher than to distributers.  Roughly 40% of our sales in 2009 were through distributers while the remaining 60% were direct to end user sales. Our top five direct manufacturer customers account for 9% of our total revenue, while our top five distributor clients account for 12%.

The following table details our top 5 direct manufacturing customers:

Top 5 Direct Manufacturing Customers	Sales	% of Total
Hongyuan Caituban Co.	$9,620,295	3.5%
Tianjin Soudragon Steel Co.	$5,590,835	2.0%
Xianghe Xingang Wuzi Trading Co.	$4,583,128	1.7%
Tangshan Jiajia Door Industrial Co.	$2,818,739	1.0%
Chendu Xinhete Door Industrial Co.	$2,426,937	0.9%
	$25,039,933	9.1%

And our top five distribution customers by revenue:

Top 5 Distributors	Sales	% of Total
Jiangsu Sumeida International Tech. Trade Co.	$9,973,299	3.6%
Xianghe Kuntai Steel Processing Co.	$8,174,849	3.0%
Wenhan Xinfeng Steel Business Co.	$7,172,211	2.0%
Wenhan Xueza Steel Business Co.	$5,278,553	1.9%
Hangzhou Relian Import and Export Co.	$3,363,474	1.2%
	$33,962,386	11.7%

Though we have customers in nearly every province in China, local sales in Hebei, Tianjin and Beijing represent nearly half of our domestic sales volume:

Province	Domestic Sales 2009%
Hebei	29.61%
Tianjin	11.72%
Jiangsu	10.80%
Zhejiang	9.98%
Beijing	7.34%
Shandong	7.25%
Shanghai	5.47%
Sichuan	4.41%
Liaoning	3.03%
Guangdong	2.28%
Others	8.10%
Total	100.00%

We also export products to Africa and Southeast Asia, which comprise roughly 19% of our revenues.

We have a sales staff of around 23 individuals who are responsible for generating sales, attending sales fairs and trade shows.  Our sales staff is compensated on a salary plus commission basis.  Our customers often seek us out directly as we are well known in the industry as a top reliable provider of quality cold rolled products.

Customers are responsible for all costs associated with product pickup and transport arrangements.  Our products are manufactured on an on-demand basis and we generally require full-payment for each order prior to production.  Occasionally, we extend more flexible payment terms to a selected group of our repeat buyers.  These terms typically allow the buyer to pay a 5-20% deposit to start the production of their order, and require payment in full prior to delivery.  These payment terms ensure that we better control our inventory and manage our raw material costs.

Employees

We currently employ a staff of 957 employees, the majority of which are factory workers.  We have a sales staff of 23.  We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities for our operations in the PRC.  According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees and to pay them no less than the local minimum wage.

Department	Employee #
Cold Rolled Strip Workshop	269
Cold Rolled Sheet Workshop	244
Tin Plating Workshop	34
Power Department	34
Mechanical Department	115
Warehouse	127
Sales Department	23
Finance Department	9
Administrative, Support and Logistics	102
Total	957

Intellectual Property Rights

We protect our intellectual property primarily by maintaining strict control over the use of production processes.  All our employees, including key employees and engineers, have signed our standard form of labor contracts, pursuant to which they are obligated to hold in confidence any of our trade secrets, know-how or other confidential information and not to compete with us.  In addition, for each project, only the personnel associated with the project have access to the related intellectual property.  Access to proprietary data is limited to authorized personnel to prevent unintended disclosure or otherwise using our intellectual property without proper authorization.  We will continue to take steps to protect our intellectual property rights.

We have registered the brand name, logo and trademark Baosheng in the PRC for steel products:

The trademarks are registered through 2018.

Our Facilities and Property

Our facilities are in located in Dachang Hui Autonomous County in Northern Hebei.  We are approximately 50 miles from Beijing.  In total, we have leasehold rights to land comprising an area of more than 46 acres.  Our lease is with the local authorities and is valid through 2025.

Our production facilities occupy 24.7 acres, and we have an office building and cafeteria on a 1.5 acre plot.  Our production facilities include 13 cold-rolling mills, 1 tin-plate sheet mill, and 3 leveler stretchers.

Buddha Facilities:

Competition

Competition within the steel industry in the PRC is intense.  There is an estimated capacity of 40MMT of high precision cold rolled steel capacity in China.  Our competitors range from small private enterprises to extremely large state owned enterprises.  Our operating affiliate Buddha is located in northern Hebei.  Hebei is the largest producer of steel by province in the PRC, therefore we are located nearby numerous facilities.  We are one of the largest non state owned ultra-thin high-precision cold-rolled steel manufacturers by capacity in China.

The table below details our 2 major competitors in our market:

Company	Est. Capacity
Hebei Dachang Jinming Accurate Cold-Rolling Steel Plate Company	150,000 MT
Langfang Jinhua Industry Co. Ltd	150,000 MT

Our production capacity is higher than these two competitors and we believe we are able to outperform them in both price and quality.  Private steel product manufacturers in China generally focus on low-end products. Many of our competitors are significantly smaller than we are and use outdated equipment and production techniques.  Due to our high quality equipment, economies of scale and management experience, we produce steel at higher efficiencies and lower prices than these competitors.  The larger state owned enterprises with whom we compete often have oversized, unionized labor forces and associated pension and healthcare liabilities and cannot match our production efficiency.  We distinguish ourselves in the market based on our extremely fast turnaround, high quality and low prices.

Regulation

Because our principal operating affiliate, Buddha, is located in the PRC, our business is regulated by the national and local laws of the PRC. We believe our conduct of business complies with existing PRC laws, rules and regulations.

The PRC government has in the past provided a subsidy by means of a value added tax, or VAT, rebate to exporters of steel products. This rebate was reduced in April 2007 in response to international pressure on China to curb its exports.  A 5% tax rebate currently applies to our high value-add cold-rolled steel products.

General Regulation of Businesses

We believe we are in material compliance with all applicable labor and safety laws and regulations in the PRC, including the PRC Labor Contract Law, the PRC Production Safety Law, the PRC Regulation for Insurance for Labor Injury, the PRC Unemployment Insurance Law, the PRC Provisional Insurance Measures for Maternity of Employees, PRC Interim Provisions on Registration of Social Insurance, PRC Interim Regulation on the Collection and Payment of Social Insurance Premiums and other related regulations, rules and provisions issued by the relevant governmental authorities from time to time, for our operations in the PRC.

According to the PRC Labor Contract Law, we are required to enter into labor contracts with our employees. We are required to pay no less than local minimum wages to our employees. We are also required to provide employees with labor safety and sanitation conditions meeting PRC government laws and regulations and carry out regular health examinations of our employees engaged in hazardous occupations.

Foreign Currency Exchange

The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended (2008). Under these Rules, RMB is freely convertible for current account items, such as trade and service-related foreign exchange transactions, but not for capital account items, such as direct investment, loan or investment in securities outside China unless the prior approval of, and/or registration with, the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE, or its local counterparts (as the case may be) is obtained.

Pursuant to the Foreign Currency Administration Rules, foreign invested enterprises, or FIEs, in China may purchase foreign currency without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange (subject to a cap approved by SAFE) to satisfy foreign exchange liabilities or to pay dividends. In addition, if a foreign company acquires a company in China, the acquired company will also become an FIE. However, the relevant PRC government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from, and/or registration with, SAFE.

Regulation of Income Taxes

On April 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Before the implementation of the New EIT Law, FIEs established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The New EIT Law and its implementing rules impose a unified EIT rate of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization’s global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors – Risks Related to Our Business – Under the New EIT Law, we may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

For the years ended December 31, 2009 and 2008, as approved by the local tax authority of Dachang County, the Company's income tax was assessed annually at a pre-determined fixed rate as an incentive to stimulate local economy and encourage entrepreneurship. Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, the Company has not experienced any reevaluation of the income taxes for prior years. Management believes that the possibility of any reevaluation of income taxes is remote based on the fact that the Company has obtained the written tax clearance from the local tax authority.

Dividend Distribution

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

The New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises’ shareholder has a tax treaty with China that provides for a different withholding arrangement. Hebei Consulting is considered a FIE and is directly held by our subsidiary Gold Promise in Hong Kong.  According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by a FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax.  We expect that such 5% withholding tax will apply to dividends paid to Gold Promise by Hebei Consulting, but this treatment will depend on our status as a non-resident enterprise.

Environmental Matters

Our manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities. Our operating affiliate has received certifications from the relevant PRC government agencies in charge of environmental protection indicating that its business operations are in material compliance with the relevant PRC environmental laws and regulations. We are not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

Insurance

Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we could face liability from the interruption of our business as summarized under “Risk Factors – Risks Related to Our Business – We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

We have a short operating history.

We were founded in 1999.  We may not succeed in implementing our business plan successfully because of competition from domestic and foreign market entrants, failure of the market to accept our products, or other reasons. Therefore, you should not place undue reliance on our past performance as they may not be indicative of our future results.

We face risks related to general domestic and global economic conditions and to the current credit crisis.

Our current operating cash flows provide us with stable funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, poses a risk to the PRC economy, and may impact our ability to manage normal relationships with our customers, suppliers and creditors. If the current situation deteriorates significantly, our business could be materially negatively impacted, as demand for our products and services may decrease from a slow-down in the general economy, or supplier or customer disruptions may result from tighter credit markets.

Our business is subject to the health of the PRC economy and our growth may be inhibited by the inability of potential customers to fund purchases of our products and services.

Our products are dependent on the continued growth of infrastructure and construction projects in the PRC.  There is no guarantee that the PRC will continue to invest in infrastructure and construction.

In order to grow at the pace expected by management, we will require additional capital to support our long-term growth strategies. If we are unable to obtain additional capital in future years, we may be unable to proceed with our plans and we may be forced to curtail our operations.

We will require additional working capital to support our long-term growth strategies, which includes identifying suitable points of market entry for expansion growing the number of points of sale for our products, so as to enhance our product offerings and benefit from economies of scale. Our working capital requirements and the cash flow provided by future operating activities, if any, may vary greatly from quarter to quarter, depending on the volume of business during the period. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term growth strategies, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis.

If we are unable to attract and retain senior management and qualified technical and sales personnel, our operations, financial condition and prospects will be materially adversely affected.

Our future success depends in part on the contributions of our management team and key technical and sales personnel and our ability to attract and retain qualified new personnel.  In particular, our success depends on the continuing employment of our Chief Executive Officer, Mr. Hongzhong Li, our Chief Technology Officer, Mr. Hongzhi Fang, and our Chief Financial Officer, Mr. Zhenqi Chen.  There is significant competition in our industry for qualified managerial, technical and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

We do not carry business interruption or other insurance, so we have to bear losses ourselves.

We are subject to risk inherent to our business, including equipment failure, theft, natural disasters, industrial accidents, labor disturbances, business interruptions, property damage, product liability, personal injury and death. We do not carry any business interruption insurance or third-party liability insurance or other insurance to cover risks associated with our business. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim again a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our quarterly operating results are likely to fluctuate, which may affect our stock price.

Our quarterly revenues, expenses, operating results and gross profit margins vary from quarter to quarter. As a result, our operating results may fall below the expectations of securities analysts and investors in some quarters, which could result in a decrease in the market price of our common stock. The reasons our quarterly results may fluctuate include:

•	variations in the price of hot- and cold-rolled steel;

•	changes in the general competitive and economic conditions; and

•	delays in, or uneven timing in the delivery of, customer orders.

Period to period comparisons of our results should not be relied on as indications of future performance.

Our limited ability to protect our intellectual property, and the possibility that our technology could inadvertently infringe technology owned by others, may adversely affect our ability to compete.

We rely on a combination of trade secret laws and confidentiality procedures to protect the technological know-how that comprise much of our intellectual property. We protect our technological know-how pursuant to non-disclosure and non-competition provisions contained in our employment agreements, and agreements with them to keep confidential all information relating to our customers, methods, business and trade secrets during and after their employment with us. Our employees are also required to acknowledge and recognize that all inventions, trade secrets, works of authorship, developments and other processes made by them during their employment are our property.

A successful challenge to the ownership of our intellectual property could materially damage our business prospects. Our competitors may assert that our technologies or products infringe on their patents or proprietary rights. We may be required to obtain from others licenses that may not be available on commercially reasonable terms, if at all. Problems with intellectual property rights could increase the cost of our products or delay or preclude our new product development and commercialization.  If infringement claims against us are deemed valid, we may not be able to obtain appropriate licenses on acceptable terms or at all.  Litigation could be costly and time-consuming but may be necessary to defend against infringement claims.

RISKS RELATING TO THE VIE AGREEMENTS

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations

Hebei Consulting manages and operates our steel production business through Buddha pursuant to the rights its holds under the VIE Agreements.  Almost all economic benefits and risks arising from Buddha’s operations are transferred to Hebei Consulting under these agreements.  Details of the VIE Agreements are set out in “DESCRIPTION OF BUSINESS - Acquisition of Gold Promise Limited” above.

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable.  Our PRC counsel has provided a legal opinion that the VIE Agreements are binding and enforceable under PRC law, but has further advised that if the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of Buddha or Hebei Consulting;

•	imposing conditions or requirements in respect of the VIE Agreements with which Buddha or Hebei Consulting may not be able to comply;

•	requiring our company to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our company’s business; and

•	revoking the business licenses and/or the licenses or certificates of Hebei Consulting, and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Buddha, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate Buddha under the VIE Agreements may not be as effective as direct ownership

We conduct our steel production business in the PRC and generate virtually all of our revenues through the VIE Agreements. Our plans for future growth are based substantially on growing the operations of Buddha.  However, the VIE Agreements may not be as effective in providing us with control over Buddha as direct ownership.  Under the current VIE arrangements, as a legal matter, if Buddha fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) rely on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control Buddha, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE Agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through arbitral proceedings pursuant to PRC law. If Buddha or its shareholders fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. We cannot be sure that such remedies would provide us with effective means of causing Buddha to meet its obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our liability to enforce the VIE Agreements and protect our interests.

The payment arrangement under the VIE Agreements may be challenged by the PRC tax authorities

We generate our revenues through the payments we receive pursuant to the VIE Agreements. We could face adverse tax consequences if the PRC tax authorities determine that the VIE Agreements were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust our income and expenses for PRC tax purposes which could result in our being subject to higher tax liability, or cause other adverse financial consequences.

Our Shareholders have potential conflicts of interest with our company which may adversely affect our business

Hongzhong Li is our chief executive officer, and is also the largest shareholder of Buddha.  There could be conflicts that arise from time to time between our interests and the interests of Mr. Li. There could also be conflicts that arise between us and Buddha that would require our shareholders and Buddha’s shareholders to vote on corporate actions necessary to resolve the conflict. There can be no assurance in any such circumstances that Mr. Li will vote his shares in our best interest or otherwise act in the best interests of our company.  If Mr. Li fails to act in our best interests, our operating performance and future growth could be adversely affected.

We rely on the approval certificates and business license held by Hebei Consulting and any deterioration of the relationship between Hebei Consulting and Buddha could materially and adversely affect our business operations

We operate our steel production business in China on the basis of the approval certificates, business license and other requisite licenses held by Hebei Consulting and Buddha.  There is no assurance that Hebei Consulting and Buddha will be able to renew their licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Buddha is governed by the VIE Agreements that are intended to provide us with effective control over the business operations of Buddha.  However, the VIE Agreements may not be effective in providing control over the application for and maintenance of the licenses required for our business operations. Buddha could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputations and business could be severely harmed.

If Hebei Consulting exercises the purchase option it holds over Buddha’s share capital pursuant to the VIE Agreements, the payment of the purchase price could materially and adversely affect our financial position

Under the VIE Agreements, Buddha’s shareholders have granted Hebei Consulting an option for the maximum period of time permitted by law to purchase all of the equity interest in Buddha at a price equal to the capital paid in by the transferors, adjusted pro rata for purchase of less than all of the equity interest, unless applicable PRC laws and regulations require an appraisal of the Equity Interest or stipulate other restrictions regarding the purchase price of the equity interest.  As Buddha is already our contractually controlled affiliate, Hebei Consulting’s exercising of the option would not bring immediate benefits to our company, and payment of the purchase prices could adversely affect our financial position.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

•	Level of government involvement in the economy;

•	Control of foreign exchange;

•	Methods of allocating resources;

•	Balance of payments position;

•	International trade restrictions; and

•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary and affiliate in the PRC.  Our principal operating subsidiary and affiliate, Hebei Consulting and Buddha, are subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States.  As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations, subsidiary and affiliate.

You may have difficulty enforcing judgments against us.

We are a Delaware holding company, but Gold Promise is a Hong Kong company, and our principal operating affiliate and subsidiary, Buddha and Hebei Consulting, are located in the PRC.  Most of our assets are located outside the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States.  A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments predicated on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiary’s ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by Hebei Consulting, our PRC subsidiary.  PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company.  PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital.  Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends.  Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary or affiliate, limit our PRC subsidiary’s and affiliate’s ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds.  Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations.  Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

Although our majority shareholder, Crowning Elite Limited, is owned by a Canadian passport holder and therefore Circular 75 & Notice 106 are not applicable to it, we have advised our shareholders who are PRC residents, as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary and affiliate. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiary’s and affiliate’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s and affiliate’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of Buddha constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s) it must be approved by the Ministry of Commerce, or MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

On April 15, 2010, Mr. Hongzhong Li, our Chief Executive Officer, who is a PRC citizen, entered into a call option agreement with Mr. Xi Chen, a Canadian passport holder and the sole shareholder of Crowning Elite Limited, our principal shareholder after the reverse acquisition.  Under the call option agreement, Mr. Li has an option to acquire up to 100% of the shares of Crowning Elite Limited for fixed consideration, which option vests over three years.  The option agreement also provides that Mr. Chen shall not dispose any of the shares of Crowning Elite Limited without Mr. Li’s consent.

The PRC regulatory authorities may take the view that the reverse acquisition transaction and the Share Exchange Agreement are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, Mr. Li, though Crowning Elite Limited, after the exercise of the Call Option Agreement, will become majority owner and effective controlling party of a foreign entity that acquired ownership of our Chinese subsidiary.  The PRC regulatory authorities may also take the view that the registration of the acquisition of Hebei Consulting with the relevant AIC in Beijing and the filings with the SAFE may not be evidence that the acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the acquisition.  If the PRC regulatory authorities take the view that the acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we may be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiary.  Additionally, the PRC regulatory authorities may take the view that the acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of our Chinese subsidiary’s business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiary.  But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiary’s business than if the Company had direct ownership of our Chinese subsidiary.  In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law.  If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiary, our business and financial performance will be materially adversely affected.

Under the New EIT Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the New EIT Law effective on January 1, 2008, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiary would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 tax year.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make the majority of our sales in China. PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training.   As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls, which could impact the reliability of our financial statements and prevent us from complying with Commission rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board.  The OTC Bulletin Board is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable.  However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in our Certificate of Incorporation and Bylaws or Delaware law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Our Certificate of Incorporation authorizes our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by stockholders. These terms may include preferences as to dividends and liquidation, voting rights, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

In addition, Delaware corporate law and our Certificate of Incorporation and Bylaws also contain other provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

•
deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

•	require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and

•	allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur.  Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Our controlling stockholder holds a significant percentage of our outstanding voting securities, which could hinder our ability to engage in significant corporate transactions without his approval.

Mr. Hongzhong Li, as the sole director of Crowning Elite Limited and the father of Meng Li, is the beneficial owner of approximately 76.1% of our outstanding voting securities. As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our board of directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. (Buddha) was established in 1999 in Hebei province, Northern China.  Buddha is a leading producer and vendor of high value-added, ultra-thin precision cold rolled steel products.  Buddha’s cold rolled steel is specially engineered and manufactured using state of the art machinery according to the highest quality standards, and our premium products are tailor-made to customers’ individual requirements.  Buddha’s steel is further processed by downstream manufacturers and incorporated into a wide variety of end products including automobiles, home appliances, packaging, and specialized construction materials among others.  Buddha’s production facilities occupy more than 47 acres and include 96 annealing furnaces and 17 lines: 13 cold-rolling mills, 1 tin-plate sheet mill, and 3 leveler stretchers.  We employ over 900 employees.

In 2009, we produced 446,000 MT of steel products, a capacity utilization rate of 95%.  As of 2009, we had the capacity to produce 465,000 MT of cold rolled steel assuming our 2009 product mix.  Our capacity tonnage can vary significantly depending on the types of products produced, and we strive to maximize profit by producing the largest tonnage of product with the highest margin available to us.  Our products range in thickness from fractions of millimeters to 7.5mm and can be up to 1450 mm in width.  The production process begins with our major raw material, hot-rolled steel coils, which we clean, anneal and then stretch in a cold-rolling mill to the desired specifications.

We sell products primarily in China, but our distribution network also covers a diverse export market.  Approximately 19% of 2009 sales were eventually further processed abroad, and our major export markets include Africa and Southeast Asia.

Recent Developments

Acquisition of Gold Promise Limited

On April 28, 2010, we completed a reverse acquisition transaction through a share exchange with Gold Promise and its shareholders, or the Shareholders, whereby we acquired 100% of the issued and outstanding capital stock of Gold Promise in exchange for 10,000 shares of our Series A Preferred Stock which constituted 98.75% of our issued and outstanding capital stock on a as-converted basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Gold Promise became our wholly-owned subsidiary and the former shareholders of Gold Promise became our controlling stockholders.  The share exchange transaction with Gold Promise and the Shareholders was treated as a reverse acquisition, with Gold Promise as the acquirer and AG Volney as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Gold Promise and its consolidated subsidiaries.

Immediately prior to the Share Exchange, the common stock of Gold Promise was owned by the following persons in the indicated percentages: Crowning Elite Limited (a BVI company) (66.44%); Meng Li (9.62%); Yonghe Guo (5.01%); Shaochen Hu (5.01%); William H. Luckman (6.96%); and Joseph J. Meuse (6.96%).  Xi Chen, a Canadian passport holder, owns 100% of the capital stock of Crowning Elite Limited.  Hongzhong Li, our Chief Executive Officer and the majority shareholder and chairman of Buddha, is also the sole director of Crowning Elite Limited.

Hongzhong Li has entered into a call option agreement (the “Call Option Agreement”) with Xi Chen, a Canadian passport holder and the sole shareholder of Crowning Elite Limited, our principal shareholder after the reverse acquisition.  Under the Call Option Agreement, Mr. Li has the right to acquire up to 100% or the shares of Crowning Elite Limited for fixed consideration, with such option vesting over three years.  The Call Option Agreement also provides that Mr. Chen shall not dispose any of the shares of Crowning Elite Limited without Mr. Li’s consent.

Hongzhong Li has also entered into an entrustment agreement (“Entrustment Agreement”) with Xi Chen, the sole owner of Crowning Elite Limited, under which Mr. Li is authorized to exercise all shareholders’ and voting rights with respect to Crowning Elite Limited in accordance with its Memorandum and Articles of Association and the parameters of BVI law.  In addition, pursuant to the Entrustment Agreement, the Mr. Li has the right to operate and manage, and designate and appoint all of the directors and senior officers of, Crowning Elite Limited, and Xi Chen has agreed to waive all the voting and related rights associated with his shareholdings in Crowning Elite Limited and to procure the consent of Mr. Li before taking certain actions which would affect Mr. Li’s interest under the Entrustment Agreement.

As a result of his control of Crowning Elite Limited, Hongzhong Li, our Chief Executive Officer, may be considered the beneficial owner of a majority of the capital stock and voting power of AG Volney, as well as Buddha.

Immediately following closing of the reverse acquisition of Gold Promise, the shareholders of Gold Promise transferred 128 of the 10,000 shares of Series A Preferred Stock issued to them in the Share Exchange to certain persons who provided services to Gold Promise and its subsidiary and controlled affiliate.

Upon the closing of the reverse acquisition, David F. Stever, our President, CEO, CFO and a director, and Samantha M. Ford, our Secretary and a director, each submitted a resignation letter pursuant to which they resigned from all offices that they held effective immediately and from their positions as our directors that will become effective on the tenth day following the mailing by us of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  In addition, our board of directors on April 28, 2010, increased the size of our board of directors to three directors and appointed Hongzhong Li, Zhenqi Chen and Xianmin Meng to fill the vacancies created by such resignations and increase in the size of the board, which appointments will become effective upon the effectiveness of the resignations of David F. Stever and Samantha M. Ford on the tenth day following the mailing by us of the Information Statement to our stockholders.  In addition, our executive officers were replaced by Buddha’s executive officers upon the closing of the reverse acquisition as indicated in more detail below.

As a result of our acquisition of Gold Promise, we now own all of the issued and outstanding capital stock of Gold Promise, which in turn owns all of the issued and outstanding capital stock of Hebei Consulting.  In addition, we effectively and substantially control Buddha through a series of captive agreements with Hebei Consulting.  Buddha is principally engaged in the production of cold-rolled steel products in the PRC.

Gold Promise was established in Hong Kong on January 8, 2010 to serve as an intermediate holding company.  Hebei Consulting was established in the PRC on April 2, 2010.  Buddha, our operating affiliate, was established in the PRC on September 9, 1999.  On March 29, 2010, the local government of the PRC issued a certificate of approval regarding the foreign ownership of Hebei Consulting by Gold Promise, a Hong Kong entity.

On April 2, 2010, prior to the reverse acquisition transaction, Hebei Consulting and Buddha and its shareholders entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which Buddha became Hebei Consulting’s contractually controlled affiliate.  The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements included:

(1)	A Consulting Services Agreement through which Hebei Consulting has the right to advise, consult, manage and operate Buddha and collect and own all of the net profits of Buddha;

(2)
an Operating Agreement through which Hebei Consulting has the right to recommend director candidates and appoint the senior executives of Buddha, approve any transactions that may materially affect the assets, liabilities, rights or operations of Buddha, and guarantee the contractual performance by Buddha of any agreements with third parties, in exchange for a pledge by Buddha of its accounts receivable and assets;

(3)
a Voting Rights Proxy Agreement under which the owners of Buddha have vested their collective voting control over Buddha to Hebei Consulting and will only transfer their equity interests in Buddha to Hebei Consulting or its designee(s);

(4)
an Option Agreement under which the owners of Buddha have granted to Hebei Consulting the irrevocable right and option to acquire all of their equity interests in Buddha or, alternatively, all of the assets of Buddha; and

(5)
an Equity Pledge Agreement under which the owners of Buddha have pledged all of their rights, titles and interests in Buddha to Hebei Consulting to guarantee Buddha’s performance of its obligations under the Consulting Services Agreement.

The foregoing description of the terms of the Consulting Services Agreement, the Operating Agreement, the Voting Rights Proxy Agreement, the Option Agreement and the Equity Pledge Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to this report, respectively, which are incorporated by reference herein.

See “Related Party Transactions” for further information on our contractual arrangements with these parties.

Because of the common control between Gold Promise, Hebei Consulting and Buddha, for accounting purposes, the acquisition of these entities has been treated as a recapitalization with no adjustment to the historical basis of their assets and liabilities.  The restructuring has been accounted for using the “as if” pooling method of accounting and the operations were consolidated as if the restructuring had occurred as of the beginning of the earliest period presented in our consolidated financial statements and the current corporate structure had been in existence throughout the periods covered by our consolidated financial statements.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•
Growth in the Chinese Economy - We operate our manufacturing facilities in China and derive the majority of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses.  China has experienced significant economic growth, achieving a compound annual growth rate of over 10% in gross domestic product from 1996 through 2008.  Concurrent with this growth, domestic demand for our products has also increased.  China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession.  However, our growth remained strong and positive throughout the global downturn.

•
Supply and Demand in the Cold Rolled Steel Market and the Steel Market in General – We are subject to macroeconomic factors dictating the supply and demand of hot- and cold-rolled steel in the PRC.  Steel prices have been volatile in the past, and while they have stabilized since the first quarter of 2009, our revenues and earnings could be dramatically affected by increases and decreases in raw material and finished product costs.

While the overall Chinese steel industry has recently experienced a period of excess supply, there is an increasing shortage of high-end thin steel sheets and galvanized steel products in China, which has been primarily driven by the limited number of producers of precision thin steel products in China.   We are also impacted by the market for our principal raw material, hot-rolled steel, which comprises the vast majority of our cost of goods sold.

•
Production Capacity –In order to capture the market share and take advantage of the demand for our products, we have expanded, and wish to continue to expand our production capacity.  Increased capacity has had a significant impact on our ability to increase revenues and net income through increased product sales.

•
Our Product Mix – Our gross margin is affected by our product mix.  We produce and sell products according to customer orders.  In general, the thinner our cold rolled products can be produced, the higher the margins we can achieve.  Also, alloyed and plated products can afford higher margins.  We therefore strive to allocate our capacity to the highest margin product mix possible for a given output tonnage.

Taxation

United States and Hong Kong

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States.

 Gold Promise is incorporated in Hong Kong and is subject to Hong Kong profits tax.

People’s Republic of China

Income Taxes:

The Company accounts for income taxes in accordance with ASC 740 “Income Taxes”.  ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years.  Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. There was no deferred tax asset or liability for the years ended December 31, 2009 and 2008.  The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% and 33% on income reported in the statutory financial statements after appropriated tax adjustments in 2009 and 2008 respectively.

For the years ended December 31, 2009 and 2008, as approved by the local tax authority of Dachang County, the Company's income tax was assessed annually at a pre-determined fixed rate as an incentive to stimulate local economy and encourage entrepreneurship. Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, the Company has not experienced any reevaluation of the income taxes for prior years. Management believes that the possibility of any reevaluation of income taxes is remote based on the fact that the Company has obtained the written tax clearance from the local tax authority.

Value Added Taxes:

The Company is subject to value added tax (“VAT”) for selling merchandise. The applicable VAT rate is 17% for products sold in the PRC. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of goods sold (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Under the commercial practice of the PRC, the Company pays VAT based on tax invoices issued. The tax invoices may be issued subsequent to the date on which revenue is recognized, and there may be a considerable delay between the date on which the revenue is recognized and the date on which the tax invoice is issued. In the event that the PRC tax authorities dispute the date on which revenue is recognized for tax purposes, the PRC tax office has the right to assess a penalty based on the amount of the taxes which are determined to be late or deficient, and will be expensed in the period if and when a determination is made by the tax authorities that a penalty is due.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will punctually adjust our effective income tax rate when necessary.

Results of Operations  Comparison of Twelve Months Ended December 31, 2009 and December 31, 2008

The following table sets forth key components of our results of operations during the twelve months periods ended December 31, 2009 and 2008, both in dollars and as a percentage of our net sales. As the reverse acquisition of Gold Promise was entered into after December 31, 2009 and during the periods indicated Buddha was the only entity in our combined business that had operations, the results of operations below refer only to that of Buddha:

	Twelve Months Ended		Twelve Months Ended
	31-Dec-09		31-Dec-08
		% of Net		% of Net
	Amount	Sales	Amount	Sales
Net Sales	$275,779,038	100.0%	$185,810,277	100.0%
Cost of sales	259,401,899	94.1%	174,696,115	94.0%
Gross profit	16,377,139	5.9%	11,114,162	6.0%
Selling, General and Administrative Expenses	2,694,123	1.0%	2,760,303	1.5%
Operating Income	13,683,016	5.0%	8,353,859	4.5%
Other income & interest expense	1,821,656	0.7%	1,884,990	1.0%
Income Before Income Taxes	11,861,360	4.3%	6,486,869	3.5%
Income taxes	58,556	0.0%	144,891	0.1%
Net income	$11,802,804	4.3%	$6,323,978	3.4%

Net Sales. Our net sales increased to $275,779,038 in the twelve months ended December 31, 2009 from $185,810,277 in the same period in 2008, an increase of $89,968,761 or approximately 48.4%.  While this was mainly driven by an increase in sales volume of cold-rolled coil, we also saw significant growth in sales of tin plate sheets, cold-rolled steel strips and cold-rolled sheets to our existing and new customers.

Cost of Sales. During the year ended December 31, 2009, we had cost of sales of $259,401,899, as compared with cost of sales of $174,696,115 during the year ended December 31, 2008, an increase of approximately $84,705,784 or 48.4% in line with the increase in sales.

Gross Profit and Gross Margin. Our gross profit increased to $16,377,139 in the twelve months ended December 31, 2009 from $11,114,162 in the same period in 2008, an increase of $5,262,977 or approximately 47.3% mainly due to increase in the volume of sales, though we did enjoy a increase in gross margin excluding depreciation due to increased production of higher margin goods.

Selling, General and Administrative Expenses. In 2009, our selling, general and administrative expenses decreased by $66,180 to $2,694,123, compared to the 2008 level of $2,760,303. The decrease in operating expenses was principally due to small operational efficiencies in general and selling expenses. Selling expenses decreased from $1,232,176 during the year ended December 31, 2008 to $1,211,272 during the year ended December 31, 2009.  General and administrative expenses decreased from $1,402,207 during the year ended December 31, 2008 to $1,357,014 the year ended December 31, 2009,

Other Income. Other income decreased to $1,821,656 in the twelve months ended December 31, 2009 from $1,884,990 in the same period in 2008. This small decrease was due to decreased interest payments as we lowered our debt level and overall interest rate.

Net Income. As a result of the factors described above, we had net income of $11,802,804 during the year ended December 31, 2009, compared with $6,323,978 during the year ended December 31, 2008, representing a growth rate of 87%.

Liquidity And Capital Resources

As of December 31, 2009, we had cash and cash equivalents of $7,609,826, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report. To date, we have financed our operations primarily through cash flows from operations and contributions from our shareholders.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
(all amounts in U.S. dollars)

	Twelve Months Ended
	December 31,
	2009	2008
Net cash provided by (used in) operating activities	$(3,654,815)	$9,285,077
Net cash used in investing activities	(713,540)	(4,285,305)
Net cash provided by (used in) financing activities	9,770,203	(5,690,001)
Effects of Exchange Rate Change in Cash	(24,495)	1,520,325
Net Increase in Cash and Cash Equivalents	5,337,203	830,097
Cash and Cash Equivalent at Beginning of the Year	2,232,473	1,402,376
Cash and Cash Equivalent at End of the Year	7,609,826	2,232,473

Operating activities

Net cash used in operating activities was $3,654,815 for the twelve months ended December 31, 2009, as compared to $9,285,077 provided for the same period in 2008. The decrease in net cash provided by operating activities was due to increased cash outflows advanced to customers.

Investing activities

Net cash used in investing activities for the twelve months ended December 31, 2009 was $713,540 as compared to $4,285,305 net cash used in investing activities during the same period of 2008.  The decrease in net cash provided by investing activities was mainly due to cash expended in construction in progress and fixed asset purchases.

Financing activities

Net cash provided by financing activities for the twelve months ended December 31, 2009 was $9,770,203, as compared to $5,690,001 net cash used in the same period of 2008. In the year ended December 31, 2008, we repaid $7.5 million loans and obtained $13.1 million bank notes and in the meantime set aside $11 million restricted cash in our bank account to obtain the above banks notes as requested by the lenders.  In the year ended December 31, 2009, we repaid $11.3 million debts and obtained $8.9 million new borrowing from various lenders.  In addition, $11.8 million of restricted cash was released due to the repayment of bank notes.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in travel industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Critical Accounting Policies

The financial statements have been prepared in order to present the financial position and results of operations in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”) and are expressed in the U.S. Dollars.

Revenue Recognition

The Company recognizes revenues under the FAS Codification Topic 605 (“ASC 605”). Revenue from the sale of goods and services is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed and services have been rendered and invoiced.  Revenue is reported net of all value added taxes.  Other income is recognized when it is earned.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Accounts and Other Receivables

Accounts receivable consists of balances due from customers for the sale of the Company’s steel products. Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts.

The Company performs periodical reviews as to whether the carrying values of accounts have become impaired.  The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, the management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. The management of the Company determined that no allowance for doubtful accounts was necessary for the years ended December 31, 2009, 2008 and 2007 since all accounts receivables and other receivables are considered fully collectible.

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment, intangible assets and long-term investments, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the assets.   If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

Long-Term Investments

Long-term investments are accounted for using the cost method and are evaluated annually for any impairment in value.

Inventories

Inventory is stated at the lower of cost or market.  Cost is determined using the weighted average method. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

The cost of inventory comprises all costs of purchases, costs of conversion and other costs incurred in bringing the inventory to their present location and condition.  The costs of conversion of inventory include fixed and variable production overheads, taking into account the stage of completion.

Comprehensive Income

Statement of Financial Accounting Standards ("FAS") No. 130, “Reporting Comprehensive Income”, which was subsequently codified within ASC 220, “Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income (loss) arose from the changes in foreign currency exchange rates.

Foreign Currency Translation

The Company’s financial information is presented in US dollars. The functional currency of the Company is Renminbi (“RMB”), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China prevailing at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than that RMB are included in statements of operations as exchange gains. The financial statements of the Company have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”, which was subsequently codified within ASC 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

	December 31,
	2009	2008
RMB: US$ exchange rate	6.8270	6.8225
Average RMB: US$ exchange rate	6.8311	6.9483

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation.

Recent Accounting Pronouncements

In April 2009, the FASB updated the accounting standards to provide guidance on estimating the fair value of a financial asset or liability when the trade volume and level of activity for the asset or liability have significantly decreased relative to historical levels. The standard requires entities to disclose the inputs and valuation techniques used to measure fair value and any changes in valuation inputs or techniques. In addition, debt and equity securities as defined by GAAP shall be disclosed by major category. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and is to be applied prospectively. The adoption did not have a material effect on the Company's results of operations and financial condition.

In May 2009, the FASB issued guidance related to subsequent events under ASC 855-10, Subsequent Events. This guidance sets forth the period after the balance sheet date during which management or a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether that date represents the date the financial statements were issued or were available to be issued. This guidance is effective for interim and annual periods ending after June 15, 2009. We have included the required disclosures in our consolidated condensed financial statements.

In June 2009, the FASB issued an amendment to ASC 810-10, Consolidation. This guidance amends ASC 810-10-15 to replace the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a VIE with a primarily qualitative approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE and requires additional disclosures about an enterprise’s involvement in VIEs. This guidance is effective as of the beginning of the reporting entity’s first annual reporting period that begins after November 15, 2009 and earlier adoption is not permitted. We are currently evaluating the potential impact, if any, of the adoption of this guidance will have on our consolidated condensed financial statements.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01 which amends ASC 105, Generally Accepted Accounting Principles. This guidance states that the ASC will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Once effective, the Codification’s content will carry the same level of authority. Thus, the U.S. GAAP hierarchy will be modified to include only two levels of U.S. GAAP: authoritative and non-authoritative. This is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted ASC 105 as of September 30, 2009 and thus have incorporated the new Codification citations in place of the corresponding references to legacy accounting pronouncements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Measuring Liabilities at Fair Value, which amends ASC 820, Fair Value Measurements and Disclosures. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using one or more of the following techniques: a valuation technique that uses the quoted price of the identical liability or similar liabilities when traded as an asset, which would be considered a Level 1 input, or another valuation technique that is consistent with ASC 820. This Update is effective for the first reporting period (including interim periods) beginning after issuance. Thus, we adopted this guidance as of September 30, 2009, which did not have a material impact on our consolidated condensed financial statements.

In September 2009, the Financial Accounting Standards Board (FASB) amended existing authoritative guidance to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. The amended guidance is effective for fiscal annual reporting periods beginning after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is currently assessing the impact, if any, of adoption may have on its financial statements or disclosures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 28, 2010 by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group.  Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Dachang Hui Autonomous County Industrial Park, Hebei, 065300 People’s Republic of China.  Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of April 28, 2010 based upon (i) 23,250,027 shares of common stock outstanding and (ii) 10,000 shares of Series A Convertible Preferred Stock outstanding.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership		Percent Series A Preferred Stock	Percent Common Stock	Percent of Combined Voting Power of Common Stock and Series A Preferred Stock (1)

		Officers and Directors

Hongzhong Li	Chief Executive Officer	Series A Convertible Preferred Stock	7,606	(2)	76.1%	-	75.1%

David F. Stever 124 Lincoln Ave. S. Liverpool, NY 13088	Director and former CEO	Common Stock	206,746		-	*	*

Samantha M. Ford 410 Balsam Street Liverpool, NY 13203	Director	Common Stock	206,746		-	*	*

All officers and directors as a group (three persons named above)		Series A Convertible Preferred Stock	7,606		76.1%	1.8%	75.1%
		Common Stock	413,492

		5% Security Holders

Crowning Elite Limited (3)		Series A Convertible Preferred Stock	6,644		66.4%	-	65.6%

William Luckman 360 Main Street PO Box 393 Washington, Virginia 22747		Series A Convertible Preferred Stock	696		7.0%	-	6.9%

Joseph Meuse 360 Main Street PO Box 393 Washington, Virginia 22747		Series A Convertible Preferred Stock	696		7.0%	-	6.9%

Meng Li (4)		Series A Convertible Preferred Stock	962		9.6%	-	9.5%

Yonghe Guo		Series A Convertible Preferred Stock	501		5.0%	-	4.9%

Shaochen Hu		Series A Convertible Preferred Stock	501		5.0%	-	4.9%

Carl E. Worboys		Common Stock	2,583,168		-	11.1%	*
118 Chatham Rd.
Syracuse, NY 13203

Joseph C. Passalaqua		Common Stock	15,916,621		-	68.5%	*
106 Glenwood Dr. S.
Liverpool, NY 13090

* Less than 1%
- N/A
(1) Common Stock shares have one vote per share.  Shares of Series A Convertible Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 987.5 shares of common stock upon the effectiveness of a planned 1-for-186 reverse split of our outstanding common stock.  Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock based on an assumed post 1-for-186 reverse split basis.

(2) 6,644 of such shares of Series A Convertible Preferred are owned by Crowning Elite Limited, a BVI limited company.  Hongzhong Li is the sole director of Crowning Elite Limited and also has an option to purchase 100% of the shares of Crowning Elite Limited, which option vests over three years.  962 of such shares of Series A Convertible Preferred are owned by Meng Li, who is the daughter of Hongzhong Li.

(3) Crowning Elite Limited, a BVI limited company, owns 6,644 shares of Series A Convertible Preferred.  Xi Chen, a Canadian passport holder, currently owns 100% of Crowning Elite Limited.  Hongzhong Li, our CEO, is the sole director of Crowning Elite Limited and also has an option to purchase 100% of the shares of Crowning Elite Limited, which option vests over three years.

(4) Meng Li is the daughter of Hongzhong Li, our CEO and beneficially controlling stockholder.

Changes in Control

The Company does not have any change of control or retirement arrangements with its executive officers.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

NAME	AGE	POSITION
Hongzhong Li	49	Chief Executive Officer
Zhenqi Chen	45	Chief Financial Officer
Liwen Chen	44	Vice President – Sales
Hongzhi Fang	42	Chief Technology Officer
Jianmin Li	44	Vice President - Operations
David F. Stever	64	Director
Samantha M. Ford	26	Director

Hongzhong Li  Mr. Li has served as Buddha’s Chairman since he founded it in 1999, and our Chief Executive Officer since April 28, 2010.  Mr. Li is a graduate of Hebei Party Committee University, with a degree in philosophy.  He received an Economist Examination Certificate in 1987.  Previous experience includes a position as the Secretary of Dachang Town Party from 1987-1990, Vice Secretary of Dachang County Committee Office from 1990-1992, and Director of Dachang County Beijing-Hebei Associated High-Frequency Welded Pipe Factory from 1992-1998.

Zhenqi Chen  Mr. Chen has served as Buddha’s Chief Financial Officer since it was founded in 1999, and our Chief Financial Officer since April 28, 2010.  Mr. Chen graduated from Hebei Economic & Trade University with a bachelor’s degree in accounting.  Mr. Chen worked in Dachang County Financial Bureau from 1986 to 1999.

Liwen Chen  Mr. Chen has managed Buddha’s sales department since it was founded in 1999 and has served as our Vice President - Sales since April 28, 2010.  Mr. Chen has a rich history of steel industry experience including being the Secretary of Dachang County Committee Office from 1985-1991, and Sales Section Chief of Dachang County Jing-Hebei Associated High-Frequency Welded Pipe Company from 1992-1999.  Mr. Chen graduated from Hebei University in 1988 with a major in business management.

Hongzhi Fang  Mr. Fang has served as Buddha’s Chief Technology Officer since it was founded in 1999, and our Chief Technology Officer since April 28, 2010.  Mr. Fang graduated from Tianjin University of Metallurgy in 1991, majored in metal pressure processing and became a State Registered Engineer in 1993.  Mr. Fang was previously the Director of Tianjin Cold-Rolled Steel Co., Ltd. from 1991-1998.

Jianmin Li  Mr. Li has served as Buddha’s Vice President - Operations since it was founded in 1999, and our Vice President - Operations since April 28, 2010.  Mr. Li is a 1993 graduate of North China Institute of Aerospace.  His previous work experience includes management roles at Dachang Fertilizer Company from 1985-1990, and Director of Dachang County Beijng-Hebei Associated High-Frequency Welded Pipe Factory from 1991-1998.

David F. Stever  Mr. Stever has served as a director of AG Volney since July 2003 and served as our CEO and CFO until April 28, 2010.  Mr. Stever spent twelve years in customer service and sales with Allegheny Airlines, and the last six years in a supervisory capacity.  He subsequently formed and ran a travel company which required substantial negotiation of bulk purchases and sales as well as individual travel plans.  In addition Mr. Stever owned and managed Happy Journey's Travel, Inc. a travel agency for over 25 years.  He has also acted as an officer and director of the Syracuse Rose Society, an association which purchases bulk for resale to members and others as fund raisers.

Samantha M. Ford  Ms. Ford has served as a director of AG Volney since December 2009 and served as our Secretary until April 28, 2010.  Ms. Ford has approximately two years experience as an associate in a major retail chain and two years experience as an assistant manager at a thrift store.  Ms. Ford is a high school graduate who worked as a sales associate in retail chains while still in high school.  She also has bookkeeping and sales experience in the retail trade business.  She also received experience as a cashier for Sam's Club.  From the spring of 1999 through the fall of 2001, she was Secretary for Sigma Alpha Chi sorority while attending college full-time and holding a part-time job on campus.  In 2002, she moved back to Syracuse, New York and was hired as the assistant manager of the Salvation Army Thrift Store.  Subsequently, Ms. Ford worked for AAA of Western and Central NY as an Emergency Roadside Assistance Representative.  She started a family and was a stay at home mother from February 2003 through October of 2005.  She then re-entered the workforce.  Ms. Ford currently also works part-time for a medical transportation company.

Family Relationships:

There is no family relationship among any of our officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officer received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Hongzhong Li, Chief Executive Officer	2008	7,027	7,320	14,347
	2009	7,027	7,320	14,347
David F. Stever, former President	2008	0	0	0
	2009	0	0	0

(1) On April 28, 2010, we acquired Gold Promise in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Hongzhong Li became our Chief Executive Officer.  Prior to the effective date of the reverse acquisition, Mr. David Stever served as President of AG Volney.  The compensation shown in this table includes the amounts Mr. Li received from Buddha prior to the consummation of the reverse acquisition.

Summary of Employment Agreements and Material Terms

Prior to our reverse acquisition of Gold Promise, Buddha, our operating affiliate was a private limited company organized under the laws of the PRC, and in accordance with PRC regulations, the salary of our executives was determined by our shareholders.  In addition, each employee is required to enter into an employment agreement.  Accordingly, all our employees, including management, have executed our employment agreement.  Our employment agreements with our executives provide the amount of each executive officer’s salary and establish their eligibility to receive a bonus.  Mr. Hongzhong Li’s employment agreement provides for an annual salary of RMB 48,000 (approximately $7,027).

Other than the salary and necessary social benefits required by the government, which are defined in the employment agreement, we currently do not provide other benefits to the officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2009, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2009 and currently no compensation arrangements are in place for the compensation of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the 2009 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On April 2, 2010, prior to the reverse acquisition transaction, Hebei Consulting and Buddha and its shareholders entered into a series of agreements known as variable interest agreements (the “VIE Agreements”) pursuant to which Buddha became Hebei Consulting’s contractually controlled affiliate.  The use of VIE agreements is a common structure used to acquire PRC corporations, particularly in certain industries in which foreign investment is restricted or forbidden by the PRC government.  The VIE Agreements included:

(1)	A Consulting Services Agreement through which Hebei Consulting has the right to advise, consult, manage and operate Buddha and collect and own all of the net profits of Buddha;

(2)
an Operating Agreement through which Hebei Consulting has the right to recommend director candidates and appoint the senior executives of Buddha, approve any transactions that may materially affect the assets, liabilities, rights or operations of Buddha, and guarantee the contractual performance by Buddha of any agreements with third parties, in exchange for a pledge by Buddha of its accounts receivable and assets;

(3)
a Voting Rights Proxy Agreement under which the owners of Buddha have vested their collective voting control over Buddha to Hebei Consulting and will only transfer their equity interests in Buddha to Hebei Consulting or its designee(s);

(4)
an Option Agreement under which the owners of Buddha have granted to Hebei Consulting the irrevocable right and option to acquire all of their equity interests in Buddha or, alternatively, all of the assets of Buddha; and

(5)
an Equity Pledge Agreement under which the owners of Buddha have pledged all of their rights, titles and interests in Buddha to Hebei Consulting to guarantee Buddha’s performance of its obligations under the Consulting Services Agreement.

The foregoing description of the terms of the Consulting Services Agreement, the Operating Agreement, the Voting Rights Proxy Agreement, the Option Agreement and the Equity Pledge Agreement is qualified in its entirety by reference to the provisions of the agreements filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to this report, respectively, which are incorporated by reference herein.

Mr. Hongzhong Li, the Chief Executive Officer and indirect controlling stockholder of AG Volney, is a director of Hebei Consulting and the controlling stockholder and Chairman of Buddha.

During the year ended December 31, 2009, Inna Sheveleva, a shareholder of AG Volney, and David Stever, President and a shareholder of AG Volney, were customers of the Company accounting for 15% of the sales revenue during that period.

As of March 31, 2010, two major shareholders of AG Volney, Joseph C. Passalaqua and Mary Passalaqua, had outstanding loans to the Company totaling $154,596.  These loans were payable on demand and carried a simple interest rate between 8% and 18% per annum.  As of March 31, 2010 there was $8,486 of interest due on the notes.  On April 28, 2010, AG Volney issued 5,920,027 shares of its common stock to Mr. Passalaqua to retire approximately $187,000 in debts of AG Volney owed to Joseph and Mary Passalaqua.

As of December 31, 2009, AG Volney incurred a liability to Lyboldt-Daly in the amount of $6,700.  Lyboldt-Daly completed the bookkeeping and internal accounting for AG Volney.  Joseph Passalaqua is President of Lyboldt-Daly and a major shareholder in AG Volney.  Total bookkeeping services for the three month period ended March 31, 2010 were $1,100.

Prior to the acquisition of Gold Promise by the AG Volney, certain related parties were issued loans by Buddha.

As of December 31, 2009 and 2008, the balances due from related parties to Buddha were as follows:

	December 31,
	2009	2008
Xianmin Meng	$171,208	$171,320

Hongzhong Li	187,566	715,356

Total	$358,774	$886,676

As of the date of this filing, all balances have been repaid and no loans to these related parties are outstanding.

As of December 31, 2009 and 2008, there were also balances due to related parties, the balances as follows:

	December 31,
	2009	2008
Hebei Buddha Engineering Technology Co. Ltd.	$131,830	$1,587,234

Mr. Hongzhong Li, our CEO and controlling beneficial owner, is the Chairman and the controlling shareholder of Buddha and the husband of Xianmin Meng.  Hebei Buddha Engineering Technology Co., Ltd. is an affiliated company also owned by Hongzhong Li.  The balances with the related parties have no fixed repayment terms. These balances are unsecured, interest-fee and due upon demand.  All balances due from related parties have been repaid as of the date of this filing.

Insider Transactions Policies and Procedures

The Company does not currently have an insider transaction policy.

Director Independence

We currently do not have any independent directors as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares are quoted for trading on the OTC Bulletin Board under the symbol "AGVO", but are not currently trading.

Holders

As of April 28, 2010, immediately prior to the Share Exchange, there were approximately 63 stockholders of record of the 23,250,027 shares of our common stock.

Dividends

In the past, we have not distributed earnings to shareholders.  Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.  Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Substantially all of our revenues are earned by Buddha or Hebei Consulting, our PRC affiliate and subsidiary. PRC regulations restrict the ability of our PRC subsidiary to make dividends and other payments to its offshore parent company.  PRC legal restrictions permit payments of dividend by our PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations.  Our PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of its registered capital. Allocations to this statutory reserve fund can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiary to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters.  Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.  Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors.  Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.  Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments.  In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions.  In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

As April 28, 2010, we had a total of 23,250,027 shares of common stock outstanding.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both.  Moreover, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

Series A Convertible Preferred Stock

In accordance with our Certificate of Incorporation, our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 10,000 shares of our Series A Preferred Stock.  The Certificate of Designation was filed on April 27, 2010.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 987.5 shares of common stock upon the effectiveness of a planned 1-for-186 reverse split (the “Reverse Split”) of our outstanding common stock.  Upon the reverse split the 10,000 outstanding shares of Series A Preferred Stock will automatically convert into 9,875,001 shares of common stock, which will constitute 98.75% of the outstanding common stock of AG Volney subsequent to the Reverse Split.

Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-186 reverse split (to retroactively take into account the Reverse Split).  For example, assuming 100 shares of Series A Preferred Stock are issued and outstanding on the record date for any stockholder vote, such shares, voting in aggregate, would vote a total of 18,367,500 voting shares.

The holders of our Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock.  Holders of Series A Preferred Stock have protective class voting veto rights on certain matters, such as increasing the authorized shares of Series A Preferred Stock and modifying the rights of Series A Preferred Stock.

Following the reverse acquisition as of April 28, 2010, we had 10,000 shares of Series A Preferred Stock outstanding.  Following the effectiveness of the Reverse Split and conversion of the Series A Preferred Stock into common stock, there will be approximately 10,000,000 shares of our common stock issued and outstanding.

Anti-takeover Effects of Our Certificate of Incorporation and By-laws

Our Certificate of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management.  According to our Bylaws and Certificate of Incorporation, neither the holders of the Company’s common stock nor the holders of the Company’s preferred stock have cumulative voting rights in the election of our directors.  The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Delaware Law

Delaware Anti-Takeover Statute.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

Our independent stock transfer agent is Pacific Stock Transfer Company.  Their mailing address is 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119, and their phone number is (702) 361-3033.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a corporation to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for breach of their fiduciary duty as directors, except that a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the Company provide that:

•
The Company shall indemnify its directors, officers, employees or agents for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Company is authorized to obtain insurance to indemnify such persons.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our certificate of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted.  We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

On April 28, 2010, we issued 10,000 shares of our Series A Preferred Stock to the shareholders of Gold Promise.  The total consideration for the 10,000 shares of our Series A Preferred Stock was 10,000 ordinary shares of Gold Promise, which is all the issued and outstanding capital stock of Gold Promise.  The number of our shares issued to the shareholders of Gold Promise was determined based on an arms-length negotiation. The issuance of our shares to the shareholders of Gold Promise was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On April 28, 2010, we issued 5,920,027 shares of our Common Stock to Joseph C. Passalaqua in consideration for Mr. Passalaqua retiring approximately $187,000 in liabilities of AG Volney immediately prior to the Share Exchange.  The issuance of our shares to Mr. Passalaqua was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

We issued securities in reliance upon Rule 506 of Regulation D of the Securities Act. These shareholders who received the securities in such instances made representations that (a) the shareholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the shareholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the shareholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the shareholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the shareholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 987.5 shares of common stock upon the effectiveness of a planned 1-for-186 reverse split of our outstanding common stock.  Upon the Reverse Split, the 10,000 outstanding shares of Series A Preferred Stock will automatically convert into 9,875,001 shares of common stock, which will constitute 98.75% of the outstanding common stock of subsequent to the Reverse Split.

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the reverse acquisition with Gold Promise, the former shareholders of Gold Promise now own 0% of the total outstanding shares of our common stock, 100% of the total outstanding shares of our Series A Preferred Stock, and 98.75% total voting power of all our outstanding voting securities.

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of the reverse acquisition, each of David F. Stever, our CEO, President, CFO and a director, and Samantha M. Ford, our Secretary, Treasurer and a director, submitted a resignation letter pursuant to which they resigned from all offices that they held effective immediately and from their position as our director that will become effective on the tenth day following the mailing by us of an information statement, or the Information Statement, to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act.  In addition, our board of directors on April 28, 2010, increased the size of our board of directors to three directors and appointed Hongzhong Li (Chairman), Zhenqi Chen and Xianmin Meng to fill the vacancies created by such resignations and increase in the size of the board, which appointments will become effective upon the effectiveness of the resignations of David F. Stever  and Samantha M. Ford on the tenth day following the mailing by us of the Information Statement to our stockholders.  In addition, our executive officers were replaced by the executive officers of Buddha upon the closing of the reverse acquisition as indicated in more detail above.

For certain biographical and other information regarding the newly appointed officers, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.03

AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

Series A Convertible Preferred Stock

In accordance with our Certificate of Incorporation, our Board of Directors unanimously approved the filing of a Certificate of Designation designating and authorizing the issuance of up to 10,000 shares of our Series A Convertible Preferred Stock (“Series A Preferred Stock”).  The Certificate of Designation was filed on April 27, 2010.

Shares of Series A Preferred Stock will automatically convert into shares of common stock on the basis of one share of Series A Preferred Stock for 987.5 shares of common stock upon the effectiveness of a planned 1-for-186 reverse split (the “Reverse Split”) of our outstanding common stock.  Upon the reverse split the 10,000 outstanding shares of Series A Preferred Stock will automatically convert into 9,875,001 shares of common stock, which will constitute 98.75% of the outstanding common stock of AG Volney subsequent to the Reverse Split.

Holders of Series A Preferred Stock vote with the holders of common stock on all matters on an as-converted to common stock basis, based on an assumed post 1-for-186 reverse split (to retroactively take into account the Reverse Split).  For example, assuming 100 shares of Series A Preferred Stock are issued and outstanding on the record date for any stockholder vote, such shares, voting in aggregate, would vote a total of 18,367,500 voting shares.

The holders of our Series A Preferred Stock are entitled to vote on all matters together with all other classes of stock.   Holders of Series A Preferred Stock have protective class voting veto rights on certain matters, such as increasing the authorized shares of Series A Preferred Stock and modifying the rights of Series A Preferred Stock.

The Certificate of Designation is filed as Exhibit 3.3 to this Current Report on Form 8-k and is incorporated herein by reference.

ITEM 5.06

CHANGE IN SHELL COMPANY STATUS

Prior to the closing of the reverse acquisition, AG Volney was a “shell company” as defined in Rule 12b-2 of the Exchange Act.  As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, AG Volney ceased being a shell company upon completion of the reverse acquisition on April 28, 2010.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements of Business Acquired

Filed herewith are the following:

1.  Audited consolidated financial statements of Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. for the fiscal years ended December 31, 2009 and 2008.

(b)

Pro Forma Financial Information

Filed herewith is the unaudited pro forma condensed consolidated financial information of A.G. Volney Center, Inc. and its subsidiaries for the requisite periods.

(d)

Exhibits

Exhibit No.	Description
2.1
Share Exchange Agreement, dated as of April 28, 2010, among A.G. Volney Center, Inc., Gold Promise Group (Honk Kong) Co., Limited (“Gold Promise”), the shareholders of Gold Promise, Joseph C. Passalaqua, Carl E. Worboys and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.

*3.1	Certificate of Incorporation, as amended
*3.2	Bylaws
3.3	Certificate of Designation of Series A Convertible Preferred Stock, as filed with the Delaware Secretary of State on April 27, 2010.
10.1	Consulting Services Agreement, dated April 2, 2010, between Hebei Anbang Investment Consultation Co., Ltd. and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.
10.2	Operating Agreement, dated April 2, 2010, among Hebei Anbang Investment Consultation Co., Ltd. and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. and its shareholders
10.3	Voting Rights Proxy Agreement, dated April 4, 2010, among Hebei Anbang Investment Consultation Co., Ltd. and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. and its shareholders
10.4	Option Agreement, dated April 2, 2010, among Hebei Anbang Investment Consultation Co., Ltd. and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. and its shareholders
10.5	Equity Pledge Agreement, dated April 2, 2010, among Hebei Anbang Investment Consultation Co., Ltd. and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. and its shareholders
10.6	Lease Agreement, dated November 11, 2005, between Dachang Hui Autonomous County, Xiadian Town, Xiaodingfu Village Committee and Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.
21	Subsidiaries of the Company
*
Filed as an exhibit to the Company's registration statement on Form 10-SB, as filed with the SEC on October 19, 2006, and the Company’s current report on Form 8-K, as filed with the SEC on April 27, 2010, and incorporated herein by this reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 28, 2010

A.G. Volney Center, Inc.
(Registrant)

/s/ Hongzhong Li
*Signature

Chief Executive Officer
Title

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD

FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.

We have audited the accompanying balance sheets of Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. as of December 31, 2009 and 2008, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2009. Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP
Friedman LLP
Marlton, New Jersey

April 6, 2010

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.
Balance Sheets

	As of December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$7,609,826	$2,232,473
Restricted cash	17,182,807	29,043,582
Accounts receivable	7,704,160	757,625
Other receivables	314,835	365,362
Prepaid expenses	88,781	202,301
Inventory	20,386,511	103,754,750
Due from shareholders	358,774	886,676
Advances to suppliers	35,760,307	23,836,795
Value added tax recoverable	322,754	17,005,754
Total current assets	89,728,755	178,085,318

Property, plant and equipment
Property, plant and equipment, net	33,869,949	37,520,342
Construction-in-progress	657,877	494,285
Total property, plant and equipment	34,527,826	38,014,627

Other assets
Intangible assets, net	1,122,949	1,149,768
Long-term investments	219,716	219,860
Total other assets	1,342,665	1,369,628

Total assets	$125,599,246	$217,469,573

Liabilities and shareholders' equity

Current liabilities
Bank notes payable	$29,580,781	$38,021,253
Short-term debts	28,270,104	19,347,746
Accounts payable	11,360,335	6,823,496
Advances from customers	39,152,737	146,273,280
Taxes payable	1,455,116	187
Other payables	475,266	365,375
Due to related parties	131,830	1,587,234
Total current liabilities	110,426,169	212,418,571

Long-term debt	-	1,685,599

Shareholders' equity
Paid-in capital	6,040,398	6,040,398
Additional paid-in capital	16,280,130	16,280,130
Accumulated other comprehensive loss	(2,516,801)	(2,521,671)
Accumulated deficits	(4,630,650)	(16,433,454)
Total shareholders' equity	15,173,077	3,365,403

Total liabilities and shareholders' equity	$125,599,246	$217,469,573

The accompanying notes are an integral part of these financial statements

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.
Statements of Income

	For the Years Ended December 31,
	2009	2008

Revenue	$275,779,038	$185,810,277

Cost of goods sold
Depreciation	4,018,384	2,190,747
Cost of sales	255,383,515	172,505,368

Total cost of goods sold	259,401,899	174,696,115

Gross profit	16,377,139	11,114,162

Operating expenses
Selling expenses	1,211,272	1,232,176
General and administrative expenses	1,357,014	1,402,207
Depreciation	125,837	125,920

Total operating expenses	2,694,123	2,760,303

Income from operations	13,683,016	8,353,859

Other income (expenses)
Other income	327,620	439,544
Other expenses	(174,976)	(157,472)
Interest expenses	(1,974,300)	(2,167,062)

Total other income (expenses)	(1,821,656)	(1,884,990)

Net income before income tax	11,861,360	6,468,869

Provision for income tax	(58,556)	(144,891)

Net income	$11,802,804	$6,323,978

Other comprehensive income (loss)
Foreign currency translation gain (loss)	4,870	(1,114,220)

Comprehensive income	$11,807,674	$5,209,759

Basic and diluted income per common share
Basic	$1.95	$1.05
Diluted	$1.95	$1.05

Weighted average number of common shares outstanding
Basic	6,040,398	6,040,398
Diluted	6,040,398	6,040,398

The accompanying notes are an integral part of these financial statements

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.
Statements of Shareholders' Equity

		Additional	Accumulated Other	Retained
	Paid-in Capital	Paid-in Capital	Comprehensive loss	Earnings	Total

Balance at December 31,2007	$6,040,398	$59,007	$(1,407,451)	$(22,757,432)	$(18,065,478)

Additional capital contributed		16,221,123			16,221,123
Net income of the year				6,323,978	6,323,978
Foreign currency translation loss			(1,114,220)		(1,114,220)

Balance at December 31, 2008	6,040,398	16,280,130	(2,521,671)	(16,433,454)	3,365,403

Net income for the year				11,802,804	11,802,804
Foreign currency translation gain			4,870		4,870

Balance at December 31, 2009	$6,040,398	$16,280,130	$(2,516,801)	$(4,630,650)	$15,173,077

The accompanying notes are an integral part of these financial statements

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd.
Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008

Cash flow from operating activities
Net income	$11,802,804	$6,323,978
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation - cost of goods sold	4,018,384	2,190,747
Depreciation - operating expenses	125,837	125,920
Amortization of land use right	26,045	25,606
Net changes in assets and liabilities
Accounts receivable	(6,942,865)	226,415
Other receivables	79,241	(64,543)
Prepaid expenses	113,318	(145,707)
Inventories	83,249,853	(42,292,089)
Advances to suppliers	(11,932,058)	(9,564,683)
Value added tax recoverable	16,661,784	(8,662,934)
Accounts payable	4,538,611	(10,896,696)
Advances from customers	(106,959,891)	72,007,675
Taxes payable	1,454,056	(286)
Other payables	110,066	11,674

Net cash provided by (used in) operating activities	(3,654,815)	9,285,077

Cash flows from investing activities
Purchase of fixed assets and addition of construction-in-progress	(684,555)	(4,285,305)
Lending to officers	(28,985)	-

Net cash used in investing activities	(713,540)	(4,285,305)

Cash flow from financing activities
Restricted cash	11,860,775	(11,303,164)
Repayments of related party loans	(926,484)	(1,031,915)
Proceeds from short-term debts	8,929,748	-
Repayment of short-term debts	-	(5,631,305)
Repayment of long-term debts	(1,683,477)	(863,521)
Proceeds from bank notes payable	-	13,139,905
Repayment of bank notes payable	(8,410,359)	-

Net cash provided by (used in) financing activities	9,770,203	(5,690,001)

Effect of exchange rate changes on cash	(24,495)	1,520,325

Net increase in cash and cash equivalent	5,377,353	830,097

Cash and cash equivalents, beginning of year	2,232,473	1,402,376

Cash and cash equivalents, end of year	$7,609,826	$2,232,473

Supplemental disclosure of cash flow information
Interest paid	$1,797,356	$2,168,018
Income taxes paid	$58,556	$144,891

Supplemental disclosure of non-cash transactions
Capital contributed by shareholders in form of fixed assets	$-	$(15,946,347)

The accompanying notes are an integral part of these financial statements

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1.	Basis of Presentation and Organization

Dachang Hui Autonomous County Baosheng Steel Products Co., Ltd. (“the Company”) was registered on September 9, 1999 in Dachang County, Hebei Province, the People’s Republic of China (“PRC”).  The Company has registered capital of $6,040,398 and is primarily engaged in the business of manufacturing, marketing and sales of high precision, ultra thin cold-rolled steel products.

The financial statements have been prepared in order to present the financial position and results of operations in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”) and are expressed in the U.S. Dollars.

2.	Summary of Significant Accounting Policies

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and Equivalents

The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents.  The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents approximate their fair value.

Accounts Receivables and Other Receivables

Accounts receivable consists of balances due from customers for the sale of the Company’s steel products. Accounts receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts.

The Company performs periodical reviews as to whether the carrying values of accounts have become impaired.  The assets are considered to be impaired if the collectability of the balances become doubtful, accordingly, the management estimates the valuation allowance for anticipated uncollectible receivable balances. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. The management of the Company determined that no allowance for doubtful accounts was necessary for the years ended December 31, 2009 and 2008 since all accounts receivables and other receivables are considered fully collectible.

Long-term Investment

Long-term investments are accounted for using the cost method and are evaluated annually for any impairment in value.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

Inventory

Inventory is stated at the lower of cost or market.  Cost is determined using the weighted average method. Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

The cost of inventory comprises all costs of purchases, costs of conversion and other costs incurred in bringing the inventory to their present location and condition.  The costs of conversion of inventory include fixed and variable production overheads, taking into account the stage of completion.

Advances to Suppliers

In order to insure a steady supply of raw materials, the Company is required from time to time to make cash advances when placing its purchase orders. The management determined that no reserve was necessary for advance to suppliers for the years ended December 31, 2009 and 2008.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation.  The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets and assumes a 10% salvage value at the end of the assets useful life.  The estimated useful lives for significant property and equipment are as follows:

Buildings	20 years
Machineries	10 years
Office equipment	5 years
Motor vehicles	5 years

Repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred.  In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Property, plant and equipment are evaluated annually for any impairment in value.  Where the recoverable amount of any property and equipment is determined to have declined below its carrying amount, the carrying amount is reduced to reflect the decline in value.  There were no property and equipment impairments recognized during the years ended December 31, 2009 and 2008.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

Construction-in-Progress

Represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

Advances from Customers

Advance from customers consist of amounts received from customers relating to the sales of the Company’s steel products.  The Company recognizes these funds as a current liability until the revenue can be recognized.

Revenue Recognition

The Company recognizes revenues under the FAS Codification Topic 605 (“ASC 605”). Sales revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of delivery for sales when risk of loss and title passes to the customer.  Revenue is reported net of all value added taxes.  Other income is recognized when it is earned.

Cost of sales

Costs of sales include costs of the products sold, inbound freight costs, cost of direct labor and overhead. Write-down of inventory to lower of cost or market is also recorded in cost of sales.

Foreign Currency Translation

The Company’s financial information is presented in US dollars. The functional currency of the Company is Renminbi (“RMB”), the currency of the PRC. Transactions at the Company which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China prevailing at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than that RMB are included in statements of operations as exchange gains. The financial statements of the Company have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 52, “Foreign Currency Translation”, which was subsequently codified within ASC 830, “Foreign Currency Matters”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

	December 31,
	2009	2008
RMB: US$ exchange rate	6.8270	6.8225
Average RMB: US$ exchange rate	6.8311	6.9483

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.  Summary of Significant Accounting Policies (Continued)

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US dollars at the rates used in translation

Income Taxes

The Company accounts for income tax under the provisions of Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) No.740 "Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company had no deferred tax as of December 31, 2009 and 2008.

Value added tax

The Provisional Regulations of the People’s Republic of China Concerning Value Added Tax (“VAT”) promulgated by the State Council came into effect on January 1, 1994.  Under these regulations and the Implementing Rules of the Provisional Regulations of the People’s Republic of China Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year. Certain offshore and overseas sales are not subject to VAT tax.

As of December 31, 2009 and 2008, the Company’s VAT recoverable amounted to US$322,754 and $17,005,754, respectively.

Fair Value of Financial Instruments

Fair value of financial instruments is the amount at which the financial instruments could be exchanged for in a current transaction between willing parties. The carrying amounts of certain financial instruments, including cash, accounts receivable, other receivables, accounts payable, accrued expenses, and other payables approximate their fair values as at December 31, 2009 and 2008 because of the relatively short-term maturity of these instruments.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

Impairment of Long-lived Assets

Long-lived assets, which include property, plant and equipment, intangible assets and long-term investments, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the assets.   If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

Comprehensive income

Statement of Financial Accounting Standards ("FAS") No. 130, “Reporting Comprehensive Income”, which was subsequently codified within ASC 220, “Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income (loss) arose from the changes in foreign currency exchange rates.

Statement of Cash Flows

In accordance with SFAS 95, "Statement of Cash Flows," which was subsequently codified within ASC 230, “Statement of Cash Flows”, cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Commitments and Contingencies

In the normal course of business, the company is subject to contingencies, including legal proceedings and claims arising out of the normal course of businesses that relate to a wide range of matters, including among others, product liability. The company records accruals for such contingencies based upon the assessment of the probability of occurrence and where determinable, and estimate of the liability. Management may consider many factors in making these assessments including past history, scientific evidence and the specifics of each matter. As management has not become aware of any product liability claims arising from any incident over the years, the company has not recognized a liability for product liability claims

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

Shipping costs

Shipping costs are expensed as incurred. Shipping costs were included in selling expenses and amounted to $391,347 and $331,695 for the years ended December 31, 2009 and 2008, respectively.

Advertising

Advertising is expensed as incurred and is included in selling expenses. There was no advertising expense for the years ended December 31, 2009 and 2008.

Subsequent Events

The Company has evaluated subsequent events that have occurred through the date of this financial statement issuance.

Earnings per Share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are no such additional common shares available for dilution purposes for years ended December 31, 2009 and 2008.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.

Segments

The Company operates in only one segment and in only one geographic region, which is the PRC, thereafter segment disclosure is not presented.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

Risks of Losses

The Company is potentially exposed to risks of losses that may result from business interruptions, injury to others (including employees) and damage to property.  These losses may be uninsured, especially due to the fact that the Company’s operations are in China, where business insurance is not readily available.  If: (i) information is available before the Company’s financial statements are issued or are available to be issued indicates that such loss is probable and (ii) the amount of the loss can be reasonably estimated, an estimated loss will be accrued by a charge to income.  If such loss is probable but the amount of loss cannot be reasonably estimated, the loss shall be charged to the income of the period in which the loss can be reasonably estimated and shall not be charged retroactively to an earlier period.  As of December 31, 2009 and 2008, the Company has not experienced any uninsured losses from injury to others or other losses.

Recent Accounting Pronouncements

In April 2009, the FASB updated the accounting standards to provide guidance on estimating the fair value of a financial asset or liability when the trade volume and level of activity for the asset or liability have significantly decreased relative to historical levels. The standard requires entities to disclose the inputs and valuation techniques used to measure fair value and any changes in valuation inputs or techniques. In addition, debt and equity securities as defined by GAAP shall be disclosed by major category. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, and is to be applied prospectively. The adoption did not have a material effect on the Company's results of operations and financial condition.

In May 2009, the FASB issued guidance related to subsequent events under ASC 855-10, Subsequent Events. This guidance sets forth the period after the balance sheet date during which management or a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether that date represents the date the financial statements were issued or were available to be issued. This guidance is effective for interim and annual periods ending after June 15, 2009. We have included the required disclosures in our consolidated condensed financial statements.

In June 2009, the FASB issued an amendment to ASC 810-10, Consolidation. This guidance amends ASC 810-10-15 to replace the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a VIE with a primarily qualitative approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE and requires additional disclosures about an enterprise’s involvement in VIEs. This guidance is effective as of the beginning of the reporting entity’s first annual reporting period that begins after November 15, 2009 and earlier adoption is not permitted. We are currently evaluating the potential impact, if any, of the adoption of this guidance will have on our consolidated condensed financial statements.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

2.	Summary of Significant Accounting Policies (Continued)

In June 2009, the FASB issued Accounting Standards Update No. 2009-01 which amends ASC 105, Generally Accepted Accounting Principles. This guidance states that the ASC will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Once effective, the Codification’s content will carry the same level of authority. Thus, the U.S. GAAP hierarchy will be modified to include only two levels of U.S. GAAP: authoritative and non-authoritative. This is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted ASC 105 as of September 30, 2009 and thus have incorporated the new Codification citations in place of the corresponding references to legacy accounting pronouncements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Measuring Liabilities at Fair Value, which amends ASC 820, Fair Value Measurements and Disclosures. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using one or more of the following techniques: a valuation technique that uses the quoted price of the identical liability or similar liabilities when traded as an asset, which would be considered a Level 1 input, or another valuation technique that is consistent with ASC 820. This Update is effective for the first reporting period (including interim periods) beginning after issuance. Thus, we adopted this guidance as of September 30, 2009, which did not have a material impact on our consolidated condensed financial statements.

In September 2009, the Financial Accounting Standards Board (FASB) amended existing authoritative guidance to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. The amended guidance is effective for fiscal annual reporting periods beginning after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is currently assessing the impact, if any, of adoption may have on its financial statements or disclosures.

3.	Restricted Cash

As of December 31, 2009 and 2008, the Company has restricted cash of $17,182,807 and $29,043,582, respectively. These restricted cash was required by the lenders to maintain a minimum 50% - 100% of the balance of the acceptance notes (see Note 11) as collateral to ensure future credit availability.  The Company earns interest at a variable rate per month on these restricted cash.

4.	Concentrations of Business and Credit Risk

The Company provides credit sales in the normal course of business.  The Company performs ongoing credit evaluations of its customers and clients and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers and clients, historical trends, and other information.  Accounts receivable totaled $7,704,160 and $757,625 and other receivables were $314,835 and $365,362 as of December 31, 2009 and 2008, respectively. There are no allowances recorded by the Company as all receivables are considered fully collectible.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

5.	Inventory

As of December 31, 2009 and 2008, inventory consisted of the following:

	December 31,
	2009	2008
Raw materials	$10,275,786	$56,335,115

Work in progress	2,631,074	2,582,354

Finished goods	7,479,651	44,837,281

Total	$20,386,511	$103,754,750

6.	Property, Plant and Equipment

Property, plant and equipment, stated at cost less accumulated depreciation, consisted of the following:

	December 31,
	2009	2008
Plant and building	$4,352,992	$4,355,863
Machinery and equipment	41,203,594	40,722,478
Motor vehicles	120,940	114,776
Office equipment	164,497	157,751
Subtotal	45,842,023	45,350,868
Accumulated depreciation	(11,972,074)	(7,830,526)
Construction in progress	657,877	494,285
Total	$34,527,826	$38,014,627

Depreciation expense for the years ended December 31, 2009 and 2008 were $4,144,221 and $2,316,667, respectively.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

7.	Advances to Suppliers

As a normal practice of doing business in China, the Company is frequently required to make advance payments to suppliers for purchases of raw materials. Such advance payments are interest free. The balances of advances to suppliers were $35,760,307 and $23,836,795 as of December 31, 2009 and 2008, respectively.

8.	Long-term Investment

The balance of long-term investment represents the Company’s equity investment in Dachang Xiadian Rural Credit Cooperative (“DRCC”). The Company holds 3.75% of the total interest of DRCC. The purpose of the investment is to facilitate the Company’s financing for working capital needs. Long-term investments are accounted for using the cost method. The management determined that no impairment was needed for the years ended December 31, 2009 and 2008.

9.	Intangible Assets

Intangible asset consists of land use rights only. All land in the People’s Republic of China is government owned and cannot be sold to any individual or company. Instead, the government grants the user a “Land use right” (the “Right”) to use the land. The Company acquired three Rights during the period from year 2000 to 2003 for the aggregate amount of RMB8,895,838 (currently US$1,303,038). The Company has the right to use these lands for 50 years and amortizes the Right on a straight-line basis over 50 years.

The land use rights at December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008
Cost	$1,303,038	$1,303,898
Less: Accumulated amortization	(180,089)	(154,130)

Total	$1,122,949	$1,149,768

The amortization expense for the years ended December 31, 2009 and 2008 was $26,035 and $25,606, respectively.

10.	Bank Notes Payable

The balance of bank notes payable represents the outstanding and used notes that are guaranteed to be paid by the banks and usually for a short-term period of six months. For the years ended December 31, 2009 and 2008, the unused and available borrowings under bank notes facilities were $1,183,830 and $-0-, respectively.  In addition, the Company is required to maintain cash deposits at a minimum 50% to 100% of the total balance of the bank acceptance notes with the banks in order to ensure future credit availability.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

11.	Short-term Debts

In order to provide working capital for operations, the company entered into the following short- term loan agreements as of December 31, 2009 and 2008.

	December 31,
Lenders	2009	2008

Xiadian City Rural Credit Cooperative	$2,636,590	$4,397,215

Agricultural Bank of China, Dachang Branch	15,819,540	14,071,088

Huaxia Bank, Shijiazhuang Branch	7,323,861	-

Shenzhen Zengshun Import and Export Co., Ltd.	2,490,113	-

China Development Bank, Hebei Branch	-	879,443
Total Short-term Debts	$28,270,104	$19,347,746

The loans from the Xiadian City Rural Credit Cooperative are loans with fixed terms of twelve months or less. The interest was at fixed rate per annum 8.496% for 2009, but varied from 7.44% to 7.47% per annum for 2008.

The loans from the Agricultural Bank, Dachang Branch are loans with fixed terms of twelve months or less. The interest was at fixed rate per annum 5.842% for 2009, and varied from 7.668% to 9.711% per annum for 2008.

The above loans are secured by the Company’s land use right and building with the total estimated value of $30,996,821.

The loans borrowed from Shenzhen Zengshun Import and Export Co., Ltd., an unrelated company, has no fixed repayment terms. This loan is unsecured, interest-fee and due upon demand.

The loan from the Huaxia Bank, Shijiazhuang Branch has a one year term, maturing on April 29, 2010. The loan bears an annual fixed interest of 5.841%. This loan is secured by the Company’s production line with the total value of $22,484,254

The loan from China Development Bank Branch represents the current portion of a long-term loan the company borrowed in 2006 (see Note 12).

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

12.	Long-Term Debts

The balance of long-term debt represents the non-current portion of a loan from China Development Bank. The loan term is from May 15, 2006 to May 14, 2011 with a fixed interest rate of 6.732% per annum for the first year, adjustable annually based on prevailing lending rate of the People’s Bank of China plus 10% afterwards. The loan was guaranteed by an unrelated party and was repaid in full in November 2009.

13.	Advances from Customers

Advances from customers represent advance cash receipts from new customers and for which goods have not been delivered as of the balance sheets dates.  Advances from customers for goods to be delivered in the subsequent year are carried forward.  As of December 31, 2009 and 2008, there were advances from customers of $39,152,737 and $146,273,280, respectively.

14.	Related Party Transactions

As of December 31, 2009 and 2008, the balance of due from related parties is as follows:

	December 31,
	2009	2008
Xianmin Meng	$171,208	$171,320
Hongzhong Li	187,566	715,356

Total	$358,774	$886,676

Mr. Hongzhong Li is the Chairman and the 96% shareholder of the Company and the husband of Xianmin Meng. And Xianmin holds the rest 4% of the Company.

As of December 31, 2009 and 2008, the balance of due to related parties represents the loan borrowed from Hebei Buddha Engineering Technology Co., Ltd., an affiliated company also owned by Hongzhong Li.

The balances with the related parties have no fixed repayment terms. These balances are unsecured, interest-fee and due upon demand.

DACHANG HUI AUTONOMOUS COUNTY BAOSHENG STEEL PRODUCTS CO., LTD
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

15.	Income Tax

The Company did not generate any taxable income outside of the PRC for the years ended December 31, 2009 and 2008. The Company is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory financial statements after appropriate tax adjustments.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the People’s Republic of China (the New CIT Law), which is effective from January 1, 2008. Under the new law, the corporate income tax rate applicable to all Companies, including both domestic and foreign-invested companies, will be 25%, replacing the current applicable tax rate of 33%.  However, pending the detailed implementation rulings from the tax authorities, we believe that some of the tax concession granted to eligible companies prior to the new CIT laws will be grand fathered.

As approved by the local tax authority of Dachang County, the Company’s CIT was assessed annually at a pre-determined fixed rate as an incentive to stimulate local economy and encourage entrepreneurship. For the years ended December 31, 2009 and 2008, the Company’s assessed income taxes were $58,556 and $144,891, respectively.

Although the possibility exists for reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, potentially overturning the decision made by the local tax authority, the Company has not experienced any reevaluation of the income taxes for prior years. Management believes that the possibility of any reevaluation of income taxes is remote based on the fact that the Company has obtained the written tax clearance from the local tax authority. Thus, no additional taxes payable has been recorded for the difference between the taxes due based on taxable income calculated according to statutory taxable income method and the taxes due based on the fixed rate method. It is the Company’s policy that if such reevaluation of income taxes becomes probable and the amount of additional taxes due can be reasonably estimated, additional taxes shall be recorded in which period the amount can be reasonably estimated and shall not be charged retroactively to an earlier period.

16.	Shareholders’ Equity

The Company was incorporated under the laws of the PRC in September 1999 with a total registered capital of $6,040,398. The capital was fully paid in as of August 30, 2004 from two shareholders of the Company.

The industry practice in the PRC does not require the issuance of stock certificates to the shareholders, nor a third party transfer agent to maintain the records. For the purpose of financial reporting, the Company elected to designate one (1) share of common stock for each US$ contributed. Accordingly, there were 6,040,398 shares of common stock issued and outstanding for the years ended December 31, 2009 and 2008.

In September 2008, the Board of Directors of the Company approved the shareholders’ capital contribution in form of fixed assets to expand the Company’s production capacity. The total amount of the capital contribution was $15,946,347 and was recorded in additional paid-in capital.

A. G. VOLNEY CENTER, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLODATED
FINANCIAL STATEMENTS
DECEMBER 31, 2009

A. G. VOLNEY CENTER, INC.
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLODATED
FINANCIAL STATEMENTS

PAGE (S)

Introduction to Unaudited Pro Forma Condensed Consolidated Financial statements	1

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2009 (Unaudited)	2

Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2009 (Unaudited)	3

Notes to Condensed Consolidated Pro Forma Financial Statements (Unaudited)	4

A. G. VOLNEY CENTER, INC.
INTRODUCTION TO UNAUDITIED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

On April 28, 2010, A. G. Volney Center, Inc., a corporation formed under the laws of the State of Delaware (“AGVO” or the “Company”) and its majority shareholder, Mr. Joseph C. Passalaqua, entered into a Share Exchange Agreement with Gold Promise Group (Hong Kong) Co., Ltd. (“Gold Promise”), a company incorporated in Hong Kong, and its shareholders.

Pursuant to the Share Exchange Agreement, the shareholders of Gold Promise shall transfer and assign to the Company all of its issued and outstanding shares of the capital stock of Gold Promise, in exchange for 10,000 newly issued shares of the Company’s Series A Convertible Preferred stock, $0.001 par value, (the “Share Exchange”), representing, in the aggregate, 98.75% of our issued and outstanding common shares on an as-converted to common stock basis.  As a result of this Share Exchange, Gold Promise will become a wholly-owned subsidiary of the Company.

Subsequent to Closing of the Share Exchange, the new management of Volney will effect a 1-for-186 stock reverse split of our outstanding shares of common stock (the “Reverse Split”).  Immediately subsequent to the Reverse Split, the 10,000 newly issued Series A Convertible Preferred Stock shall automatically be converted into 9,875,001 shares of common stock (“Converted Common Shares”) in accordance with the Certificate of Designation of the Series A Convertible Preferred Stock.

In connection with the change of control contemplated by the Share Exchange, David Stever and Samantha Ford shall resign as directors of the Company and all present officers of the Company will be resigning from their positions at the closing of the reverse acquisition of Gold Promise.  Simultaneously, Mr. Hongzhong Li, Mr. Zhenqi Chen and Mrs. Xianmin Meng shall be appointed to the Board of Directors of the Company. Mr. Hongzhong Li will be appointed as the Company’s Chief Executive Officer and Chairman of the Board. And Mr. Zhenqi Chen will be appointed as the Company’s Chief Financial Officer.

The transaction will be accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, Gold Promise will be treated as the continuing entity for accounting purposes.

The accompanying unaudited pro forma condensed consolidated balance sheet has been presented with consolidated subsidiaries at December 31, 2009. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 has been presented as if the share exchange had occurred on January 1, 2009.  The unaudited pro forma condensed consolidated financial statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the companies’ respective historical financial statements and notes included thereto.

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A. G. VOLNEY CENTER, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF DECEMBER 31, 2009

		Gold Promise Group	Pro Forma		Pro Forma
	AGVO	(Hong Kong) Co., Ltd.	Adjustments		Combined Total
ASSETS

Current assets:
Cash & cash equivalents	$23	$24,792,633	(23	)a	$24,792,633
Accounts receivable, net of allowance for doubtful accounts	3,063	7,704,160	(3,063	)a	7,704,160
Other receivables, net of allowance for doubtful accounts	-	403,616			403,616
Inventories	-	20,386,511			20,386,511
Advance to vendors	-	35,760,307			35,760,307
Value added tax recoverable	-	322,754			322,754
Due from shareholders	-	358,774			358,774

Total current assets	3,086	89,728,755			89,728,755

Property, plant and equipment, net	-	34,527,826			34,527,826
					-
Other Asset	-	1,342,665			1,342,665

Total Assets	$3,086	$125,599,246			$125,599,246

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Bank notes payable	$-	$29,580,781			$29,580,781
Short-term loans	$-	28,270,104			28,270,104
Accounts payable	17,956	11,360,335	(17,956	)a	11,360,335
Advance from customers	-	39,152,737			39,152,737
Other payable and accured liabilities	6,387	475,266	(6,387	)a	475,266
Taxes payable	92	1,455,116	(92	)a	1,455,116
Due to related parties	42,422	131,830	(42,422	)a	131,830

Total current liabilities	66,857	110,426,169			110,426,169

Total Liabilities	66,857	110,426,169			110,426,169

Stockholders' equity
Preferred Stock, $0.001 par value, 10,000,000 shares authorized, 10,000 shares of Series A Convertible Preferred Stock issued and oustanding at December 31, 2009	-	-	10	b	10
Common Stock, $0.001 par value, 100,000,000 shares authorized, 23,250,027 shares issued and oustanding at December 31, 2009	17,330	1,290	4,630	a,b	23,250
Additional paid-in capital	36,270	22,319,238	(58,240	)a,b	22,297,268
Retained earnings (deficit)	(117,371)	(4,630,650)	117,371	a,b	(4,630,650)
Accumulated other comprehensive loss	-	(2,516,801)			(2,516,801)

Total stockholders' equity	(63,771)	15,173,077			15,173,077

Total Liabilities and Stockholders' Equity	$3,086	$125,599,246			$125,599,246

The accompanying notes are an integral part of these condensed consolidated financial statements

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A. G. VOLNEY CENTER, INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2009

		Gold Promise Group	Pro Forma		Pro Forma
	AGVO	(Hong Kong) Co., Ltd.	Adjustments		Combined Total

Revenues	$3,067	$275,779,038			$275,782,105

Cost of sales	1,000	259,401,899			259,402,899

Gross profit	2,067	16,377,139			16,379,206

Operating expenses
Selling and distribution expenses	-	1,211,272			1,211,272
General and administrative expenses	31,457	1,482,851	(31,457	)a	1,482,851
Total operating expenses	31,457	2,694,123			2,694,123

Operating income	(29,390)	13,683,016			13,685,083

Other income (expenses)
Interest expenses	(4,630)	(1,974,300)			(1,978,930)
Other income (expenses)	30,000	152,644			182,644
Total other income	25,370	(1,821,656)			(1,796,286)

Income before income taxes	(4,020)	11,861,360			11,888,797

Provision for income taxes	(60)	(58,556)			(58,616)

Net income	$(4,080)	$11,802,804			$11,830,181

Other comprehensive loss
Foreign currency translation adjustment	-	4,870			4,870

Comprehensive income	$(4,080)	$11,807,674			$11,835,051

Basic and diluted income per common share
Basic	$(0.000)	$1.955			$1.184
Diluted	$(0.000)	$1.955			$1.184

Weighted average common shares outstanding
Basic	17,300,000	6,040,398			10,000,000
Diluted	17,300,000	6,040,398			10,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements

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A. G. VOLNEY CENTER, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2009 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 to reflect the Share Exchange between AGVO and Gold Promise:

a.	To record the spin-off of the Shell Company’s (AGVO) assets and liabilities prior to the Share Exchange;

b.	These adjustments reflect the recapitalization as a result of the transactions related to the Share Exchange.

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